UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Entergy Corporation

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Entergy Corporation

Notice of 2016

Annual Meeting

& Proxy Statement

New Orleans, Louisiana

Our Mission

We exist to operate a world-class energy business that creates sustainable value for our four stakeholders – owners, customers, employees and the communities in which we operate. This is our mission.

Entergy was named to the Dow Jones Sustainability Indices North America Index in 2015, our 14th consecutive year to appear on the World or North America Index or both. We earned top scores in economic, environmental and social responsibility areas – validating our approach to creating sustainable value.

In 2015, Entergy earned the highest ranking for electric utilities on Corporate Responsibility Magazine’s annual list of 100 Best Corporate Citizens, consistent with our mission to operate a world-class energy business.

Entergy Corporation 639 Loyola Avenue New Orleans, LA 70113

Notice of Annual Meeting of Shareholders

Friday, May 6, 2016
10:00 a.m. Central Time
The Hyatt Regency Hotel
601 Loyola Avenue
New Orleans, Louisiana 70113

ITEMS OF BUSINESS:

To vote on the following proposals:

1.	Election of directors proposed by the Company’s Board of Directors for a term of one year, as set forth in this proxy statement.

2.	Ratification of the Appointment of Deloitte & Touche LLP as Independent Registered Public Accountants for 2016.

3.	Advisory resolution to approve the compensation paid to our Named Executive Officers.

4.	One shareholder proposal, if properly presented at the Annual Meeting.

5.	Such other business as may properly come before the meeting.

RECORD DATE:

Close of business on March 8, 2016.

By Order of the Board of Directors

Marcus V. Brown
March 23, 2016	Executive Vice President and General Counsel

2016 Proxy Statement	• i

ii •	2016 Proxy Statement

PROXY SUMMARY

This summary highlights selected information to assist you in your review of the Proxy Statement. It does not contain all the information that you should consider, and you should read the entire Proxy Statement carefully before voting. For more complete information regarding the performance of Entergy Corporation (“Entergy,” the “Company,” “we” or “us”), please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. For questions and answers about the 2016 Annual Meeting of Shareholders and for any adjournment or postponement of the meeting (the “Annual Meeting”) and voting, see page 85. This Proxy Statement and the accompanying proxy card are first being made available to shareholders on March 23, 2016.

ANNUAL MEETING DETAILS

May 6, 2016 10:00 a.m. Central Time	The Hyatt Regency Hotel 601 Loyola Avenue New Orleans, Louisiana 70113

MEETING AGENDA AND VOTING INFORMATION

Voting Matters and Board Recommendations

Proposals	Board Recommendation	Page
1. Election of Directors	FOR each Director Nominee	9
2. Ratification of Registered Independent Public Accountants	FOR	30
3. Advisory Vote to Approve Named Executive Officer Compensation	FOR	33
4. Shareholder Proposal Regarding Distributed Generation/Greenhouse Gas Emissions Report	AGAINST	79

Eligibility to Vote

Shareholders as of the record date, March 8, 2016, are entitled to vote. Each share of common stock, par value $0.01 per share, is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

You may vote in the following ways:

Using the Internet at www.proxyvote.com	Calling 1-800-690-6903 if in the United States and Canada	Mailing your signed and dated proxy card or voting instruction form	Attending the Annual Meeting

For telephone and Internet voting, you will need the 16-digit control number included on your notice, on your proxy card or in the voting instruction form that accompanied your proxy materials. Internet and telephone voting is available through 11:59 p.m. Eastern Time on Wednesday, May 4, 2016 for shares held in Entergy’s qualified employee savings plans (the “Savings Plans”) and through 11:59 p.m. Eastern Time on Thursday, May 5, 2016 for all other shares.

2016 Proxy Statement	• 1

PROXY SUMMARY

Important notice regarding the availability of proxy materials for the 2016 Annual Meeting:

Entergy is making its Proxy Statement and its Annual Report available to its shareholders electronically via the Internet. The Proxy Statement and our 2015 Annual Report to Shareholders are available at http://www.entergy.com/investor_relations/2015_publications.aspx. On or about March 23, 2016, we will mail to our shareholders a Notice containing instructions on how to access this Proxy Statement and our Annual Report and vote by Internet or telephone. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. If you receive a Notice by mail and would like to receive a printed copy of our proxy materials, you can obtain a copy of such materials by following the instructions contained in the Notice.

DIRECTOR NOMINEES

The following table provides summary information about the director nominees. All of the director nominees are independent with the exception of Leo P. Denault, our Chairman and Chief Executive Officer. Each nominee’s age is as of December 31, 2015.

Name	Age	Director Since	Primary Occupation	Committee Memberships
Maureen S. Bateman	72	2000	Attorney, Former Executive Vice President and General Counsel, State Street Corporation	Audit, Nuclear, Personnel (Chair)
Patrick J. Condon	66	2015	Retired Audit Partner, Deloitte & Touche LLP	Audit, Nuclear
Leo P. Denault	56	2013	Chairman of the Board and Chief Executive Officer, Entergy Corporation	Executive (Chair)
Kirkland H. Donald	62	2013	Former President and Chief Executive Officer, Systems Planning and Analysis, Inc.	Finance, Nuclear
Philip L. Frederickson	59	2015	Former Executive Vice President, ConocoPhillips	Audit, Finance
Alexis M. Herman	68	2003	Chair and Chief Executive Officer, New Ventures, LLC	Corporate Governance (Chair), Personnel
Donald C. Hintz	72	2004	Former President, Entergy Corporation and Entergy Services, Inc.	Executive, Finance, Nuclear (Chair)
Stuart L. Levenick	62	2005	Former Group President and Executive Office Member, Caterpillar Inc.	Corporate Governance, Executive, Finance (Chair)
Blanche L. Lincoln	55	2011	Founder and Principal, Lincoln Policy Group	Audit, Corporate Governance
Karen A. Puckett	55	2015	President and Chief Executive Officer, Harte Hanks, Inc.	Finance, Personnel
W. J. “Billy” Tauzin	72	2005	Owner, Tauzin Strategic Networks	Corporate Governance, Finance

2 •	2016 Proxy Statement

PROXY SUMMARY

The Board includes a diverse group of leaders in their respective fields. The diagram below illustrates some of the key skills and qualifications that our director nominees bring to the Board.

Upon election of the Board’s nominees at the Annual Meeting, the Board will have the following characteristics:

2015 PERFORMANCE HIGHLIGHTS

Entergy delivered strong financial results in 2015. Our operational earnings of $6.00 per share substantially exceeded the midpoint of the guidance range we set at the beginning of the year of $5.50 per share, and our operational operating cash flow of $3.347 billion exceeded our target for 2015 by approximately $592 million.* In 2015, our Board approved a 2.4% increase in our dividend, the first increase in more than five years. Our objective is a steady, predictable trajectory in our dividend payout going forward. Credit metrics remained strong across our operating companies, which helps ensure we have access to the capital we need to invest in our business.

In 2015, we made clear progress on numerous operational and regulatory priorities that are critical to creating sustainable value for all of our stakeholders. Much of our work in 2015 was focused on building a foundation to become more predictable and deliver stable utility, parent and other

*	See Appendix A for the reconciliation of non-GAAP financial measures to GAAP results.

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PROXY SUMMARY

earnings growth. This included executing on aggressive utility investment plans to modernize our infrastructure and maintain reliability. In generation, we secured the necessary retail regulatory approvals for the recently completed acquisition of the Union Power Station in Arkansas and selected the self-build option for a new combined-cycle gas turbine unit in Louisiana. We launched utility-scale solar projects to provide access to renewable energy sources to customers in Arkansas, Mississippi and New Orleans. In transmission and distribution, we invested in projects to improve reliability and resiliency, connect new customers and better handle flow patterns created by our move to the Midcontinent Independent System Operator, Inc. (MISO) and initiated one of the largest transmission projects in our history.

To facilitate our ability to make these types of productive investments for our customers, we continued to work to mitigate the impact on customer bills. Our average monthly bills are more than 20 to 25% below the national average, a significant advantage for our customers and communities. We completed our second year in MISO, a move that will have meaningful long-term benefits in lowering costs for our customers through participation in a broader market. We advanced efforts to support industrial growth in our region, which drives demand for power and helps us maintain favorable rates. We also strengthened our ability to access capital to make investments through progressive regulatory mechanisms, a stronger balance sheet and financial flexibility. Positive developments in 2015 include the passage of legislation in Arkansas, Texas and Mississippi that supports our ability to meet our customers’ needs; the combination of our two Louisiana operating companies into one utility to facilitate future investment; improved regulatory frameworks in Arkansas and Texas that are better aligned to facilitate future investments; and the transfer of Algiers assets to Entergy New Orleans from Entergy Louisiana.

We also took significant steps in 2015 to provide greater certainty around our Entergy Wholesale Commodities (EWC) business and its ability to generate positive cash flows. Our EWC business faces continued pressure – particularly in the Northeast – from low wholesale power prices, which further declined last year. In the fourth quarter we announced the difficult, but necessary, decisions to close two nuclear plants that are no longer financially viable – Pilgrim Nuclear Power Station in Massachusetts and James A. FitzPatrick Nuclear Power Plant in New York. In December 2015, we also completed the sale of the Rhode Island State Energy Center for $490 million, well above the price we paid in 2011, consistent with our strategy to reduce wholesale market price risk and free up financial resources for other opportunities.

While our work in 2015 was focused on building a foundation for future growth, our total shareholder return (TSR) for the year was disappointing. After achieving top quartile TSR in 2014, our total shareholder return for 2015 was -18.2 percent, which ranked in the bottom quartile of our Philadelphia Utility Index peer group. However, we saw a marked improvement in our TSR in the latter part of the year, with the result that our TSR for the 4th quarter improved to the top quartile of our peer group. We believe this reflected recognition by investors that we are taking the right steps to execute on our strategies and overcome the challenges we faced in 2015.

2015 COMPENSATION HIGHLIGHTS

Following is a brief summary of key features of our executive compensation programs and policies and pay outcomes for 2015. For additional information, please see the Compensation Discussion and Analysis beginning on page 34.

4 •	2016 Proxy Statement

PROXY SUMMARY

Sound Program Design

Our executive officer compensation programs are:

✓	Designed to attract, retain and motivate key executives who drive our success and industry leadership

✓	Intended to provide market competitive payout opportunities

✓	Aligned with the interests of long-term shareholders

✓	Reviewed regularly in light of emerging best practices in the market

What We Do

✓	Require a “double trigger” for severance payments or equity acceleration in the event of a change in control
✓	Maintain a “clawback” policy that goes beyond Sarbanes-Oxley requirements
✓	Cap the maximum payout at 200% of target under our Long-Term Performance Unit Program and under our Annual Incentive Plan for members of the Office of the Chief Executive
✓	Require minimum vesting periods for equity based awards
✓	Target our long-term compensation mix to give more weight to performance units than to time-based restricted stock and stock options combined
✓	Settle 100% of long-term performance unit payouts in shares of Entergy stock
✓	Require executives to hold substantially all equity compensation received from the Company until stock ownership guidelines are met
✓	Prohibit directors and officers from pledging or entering into hedging or other derivative transactions with respect to their Entergy shares
✓	Mitigate undue risk taking in compensation programs
✓	Subject executive officer equity grants to non-compete and non-solicitation covenants

What We Don’t Do

✓	No 280(G) tax “gross up” payments in the event of a change in control
✓	No tax “gross up” payments on any executive perquisites, other than relocation benefits available to all eligible employees
✓	No option repricing or cash buy-outs for underwater options under our equity plans
✓	No agreements providing for severance payments to executive officers that exceed 2.99 times annual base salary and annual incentive awards without shareholder approval
✓	No unusual or excessive perquisites
✓	New officers are excluded from participation in the System Executive Retirement Plan
✓	No grants of supplemental service credit to newly-hired officers under any of the Company’s non-qualified retirement plans

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PROXY SUMMARY

Our Pay for Performance Philosophy

Approximately 85% of the annual target compensation of our Chief Executive Officer and, on average, approximately 71% of the annual target compensation of our other Named Executive Officers (in each case excluding non-qualified supplemental retirement income) is “at risk” equity or performance-based compensation. The following figures show the approximate breakdown of total target annual compensation for our CEO and the other Named Executive Officers for 2015.

2015 Incentive Compensation Outcomes

Awards under our Annual Incentive Plan are tied to our financial performance through the Entergy Achievement Multiplier, which is the performance metric used to determine the maximum funding available for awards under the plan. The 2015 Entergy Achievement Multiplier was determined based in equal part on our success in achieving our operational earnings per share (EPS) and operational operating cash flow (OCF) goals set at the beginning of the year. These goals were approved by the Personnel Committee at the beginning of the year based on the Company’s financial plan and the Board’s overall goals for the Company and were consistent with its published earnings guidance.

For 2015, the Personnel Committee, based on a recommendation of the Finance Committee, determined that management exceeded its operational EPS goal of $5.50 per share by $0.50 and exceeded its operational OCF goal of $2.755 billion by approximately $592 million. Based on the targets and ranges previously established by the Committee, these results would have led to a calculated EAM of 184%. However, the Committee determined that it was appropriate to adjust the reported results downward, for purposes of evaluating management’s degree of success in achieving its financial objectives for 2015, to reflect (i) amounts that had been included in both the financial plan and targets related to the anticipated effect of an adverse litigation outcome that did not materialize in the year, and (ii) certain beneficial effects on operational EPS and OCF resulting from impairments that occurred with respect to certain of the Company’s wholesale nuclear generating plants in 2015. Following these adjustments, the Committee determined the Entergy Achievement Multiplier for 2015 to be 156%.

In determining individual executive officer awards, the Committee exercised its discretion to reduce awards to all members of the Office of the Chief Executive because it determined that despite the Company’s strong financial performance in relation to the goals set at the beginning of the year and management’s success executing on the Company’s strategies in 2015, management had not fully met the Board’s expectations with respect to certain aspects of the Company’s operational performance. In determining the extent of this adjustment for individual officers, the Committee took into account the officer’s key accountabilities and accomplishments and individual performance executing on the

6 •	2016 Proxy Statement

PROXY SUMMARY

Company’s strategies. This resulted in a payout of 115% of target for our Chief Executive Officer, 135% of target for our Chief Financial Officer and our Chief Administrative Officer, and 153% of target for our Group President, Utility Operations and our President, Entergy Wholesale Commodities.

Performance under our Long-Term Performance Unit Program is measured over a three year period by assessing Entergy’s total shareholder return in relation to the total shareholder return of the companies included in the Philadelphia Utility Index. Payouts are based solely on relative performance. For the three year performance period ending in 2015, the Company’s total shareholder return was at the bottom of the third quartile of the companies in the index, resulting in a payout of 25% of target for our executive officers. Payouts were made in shares of Entergy stock and are required to be held by executives until they satisfy our executive stock ownership guidelines.

CORPORATE GOVERNANCE HIGHLIGHTS

Our corporate governance profile includes the following best practices, in addition to the executive compensation policies and practices described above:

✓	Annual election of directors
✓	Majority voting for directors
✓	Resignation policy for directors who do not receive majority vote
✓	Substantial majority of independent directors (10 out of 11 director nominees)
✓	Regular executive sessions of independent directors
✓	Independent lead director with broad authority
✓	Mandatory director retirement policy
✓	Robust director and executive stock ownership guidelines
✓	No poison pill; Board policy requires shareholder approval for adoption
✓	Confidential voting policy
✓	Disclosure of corporate political contributions and oversight of lobbying and political activity

Lead Director Responsibilities: Our Corporate Governance Guidelines require that when the roles of Chairman of the Board and the Chief Executive Officer are combined, the Board of Directors appoints from among its independent members a Lead Director. Under our Corporate Governance Guidelines and other governance policies, the Lead Director has the following key responsibilities, among others:

✓	Presides at executive sessions of the independent directors and all meetings of the Board at which the Chairman and Chief Executive Officer is not present
✓	Assists with director recruitment
✓	Calls meetings of the independent directors
✓	Reviews and advises on Board meeting agendas
✓

Provides feedback from the Board to the Chairman and Chief Executive Officer following each executive session of independent directors and, together with the Chair of the Personnel Committee, provides the Chairman and Chief Executive Officer with an annual performance review

SHAREHOLDER ENGAGEMENT

We welcome the opportunity to engage with you, our shareholders, to share our approach to corporate governance and obtain your insights and feedback on matters of mutual interest. Our commitment to understanding the interests and perspectives of our shareholders is a key component

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PROXY SUMMARY

of our corporate governance strategy and compensation philosophy. Our management regularly participates in investor and industry conferences throughout the year to discuss our performance, share our perspective on Company and industry developments, and solicit feedback on our financial and operational performance. We also reach out directly to corporate governance and voting contacts at our largest shareholders during the proxy season and separately in the off-season, when we find many of our investors prefer to talk.

During our 2015-16 off-season outreach effort, we contacted the holders of approximately 43% of our outstanding shares, resulting in substantive engagements with the holders of approximately 22% of our outstanding shares. In these engagements, we discussed topics that included industry and business developments, corporate strategy, executive compensation, proxy access and other corporate governance issues, environmental and social issues, and proxy statement disclosures, including recommendations for enhancement of our disclosures. We have sought to respond to those suggestions by, among other things, providing additional information about how we establish the targets for our Annual Incentive Plan and additional information concerning our Board of Directors, and by changes we have made to simplify the presentation of information and make important information more accessible. The comments, questions and suggestions offered by our investors were shared with and discussed by the full Board, and their perspectives will inform the Board’s decision making in 2016 and beyond.

8 •	2016 Proxy Statement

BOARD OF DIRECTORS

Proposal 1 – Election of Directors

At our Annual Meeting, 11 people will be elected as members of the Board of Directors. Each director elected will serve until the next annual meeting and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Upon the recommendation of the Corporate Governance Committee, the Board of Directors has nominated the 11 people listed below for election at the Annual Meeting. Each nominee is currently serving as a director of the Company. The Corporate Governance Committee based its recommendation of each of the nominees on, among other things, the Committee’s evaluation of the nominee’s experience, qualifications, attributes and skills and its view that each nominee possesses the requisite judgment and integrity to serve with distinction on the Board of Directors. Proxies cannot be voted for a greater number of directors than the 11 nominees identified in this Proxy Statement. All of the nominees have indicated that they will be available to serve as directors. In the event that any nominee should become unavailable, however, the proxy holders will vote for a nominee or nominees designated by the Board, unless the Board chooses to reduce the number of directors serving on the Board. If you sign your proxy card, but do not give instructions with respect to voting for directors, your shares will be voted for the 11 persons recommended by the Board of Directors.

DIRECTOR NOMINEE QUALIFICATIONS

The Board includes a diverse group of leaders in their respective fields, with the result that each of the following key qualifications is well represented on our Board:

Key Qualification	Why It’s Important
Leadership and Senior Management Experience

Directors who hold or have held significant leadership positions provide the Company with unique insights. These people generally possess extraordinary leadership qualities as well as the ability to identify and develop those qualities in others. Their experiences developing talent and solving problems in large, complex organizations prepare them well for the responsibilities of Board service.

Finance and Accounting

Accurate financial reporting and robust auditing are critical to our success. We seek to have at least one director who qualifies as an audit committee financial expert, and we expect all of our directors to be literate in finance and financial reporting processes.

Government, Legal, Public Policy

Our businesses are heavily regulated and are directly affected by governmental actions. As such, we seek directors with experience in government, law and public policy to provide insight and understanding of effective strategies in these areas.

Risk Management

Managing risk in a rapidly changing environment is critical to our success. Directors should have a sound understanding of the most significant risks facing the Company and the experience and leadership to provide effective oversight of risk management processes.

Industry/Nuclear

Due to the complexity of our business, we believe it is important to have directors with experience in the utility industry or in nuclear power operations to enable the Board to provide effective oversight of our operations.

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BOARD OF DIRECTORS

Key Qualification	Why It’s Important
Community Experience

Our business is embedded in the communities we serve, which we consider key stakeholders. Having directors with experience working with and participating in their communities and the communities we serve helps to assure that our decisions properly reflect the concerns and interests of our customers and communities.

In addition, all of the nominees have personal traits such as candor, integrity, commitment, and collegiality that are essential to an effective board of directors. The non-employee director nominees collectively also satisfy the Committee’s goal of geographic diversity, with the 11 nominees residing in six states and the District of Columbia, including nominees with strong ties to the states of Arkansas, Louisiana and Texas where we have significant operations. Additional information concerning each director nominee’s skills and qualifications is provided under the director’s name below.

OUR 2016 DIRECTOR NOMINEES

The following pages contain information concerning each of the nominees for director, including each nominee’s age as of December 31, 2015, period served as a director, position (if any) with the Company, business experience and qualifications, directorships of other publicly-owned corporations (if any) and other professional affiliations.

MAUREEN SCANNELL BATEMAN	Age 72	Director Since 2000
New York, New York
Experience
• Former Managing Director, Rose Hill Consultants — 2010-2013
• Former Executive Vice President and General Counsel of State Street Corporation (banking and financial services for institutional investors)
• Former Of Counsel, Butzel Long (legal services) — 2007-2010
• Former General Counsel, Manhattanville College — 2007-2010
• Former Partner, Holland & Knight LLP (legal services) — 2004-2007
• Former Managing Director and General Counsel of United States Trust Company of New York (banking, trust and investment advisory services)
• Director of Evercore Trust Company
• President of the American Irish Historical Society
• Trustee of the Gregorian University Foundation
• Fellow of the American Bar Association
• Trustee-Fellow of Fordham University
• Treasurer and a Director of Fordham Law Alumni Trustees

Qualifications

Ms. Bateman brings to the Board her deep legal knowledge acquired through her experience as an accomplished corporate attorney, as well as expertise in financial and business matters gained through her extensive experience in the banking and financial services industries. Ms. Bateman’s civic involvement as an officer, director or trustee of various charitable organizations also provides valuable insight into issues of importance to the communities we serve.

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BOARD OF DIRECTORS

PATRICK J. CONDON	Age 66	Director Since 2015
Frankfort, Illinois
Experience • Retired Audit Partner of Deloitte & Touche LLP (international public accounting firm) — 2002-2011
• Former Audit Partner of Arthur Andersen LLP (international public accounting firm)
• Director of Cloud Peak Energy, Inc.
• Former Director of Roundy’s, Inc.

Qualifications

As a retired audit partner of a “Big Four” accounting firm, Mr. Condon brings his many years of experience in auditing and accounting to the Board. The Board also benefits from his regional and national leadership experience gained at Deloitte & Touche and his current and prior service to community and charitable organizations and on other public company boards.

LEO P. DENAULT	Age 56	Director Since 2013
New Orleans, Louisiana
Experience • Chairman of the Board of Directors of Entergy Corporation since February 1, 2013
• Chief Executive Officer of Entergy Corporation and Entergy Services, Inc. since February 2013
• Executive Vice President and Chief Financial Officer of Entergy Corporation — 2004-2013
• Director of Edison Electric Institute
• Director of Institute of Nuclear Power Operations

Qualifications

As our Chairman and Chief Executive Officer and former Executive Vice President and Chief Financial Officer, Mr. Denault brings to the Board his leadership skills, his extensive senior executive experience in the utility industry and his deep knowledge of the Company.

ADMIRAL KIRKLAND H. DONALD, USN (Ret.)	Age 62	Director Since 2013
Alexandria, Virginia
Experience • Former President and Chief Executive Officer of Systems Planning and Analysis, Inc. (developer of national defense and homeland security programs) — 2014-2015
• Former Executive Vice President, Chief Operating Officer and Director of Systems Planning and Analysis, Inc. — 2013-2014
• Admiral (retired) U.S. Navy
• Former Director, Naval Nuclear Propulsion — 2004-2013
• Director of Battelle Memorial Institute
• Executive Advisor to NexPhase Capital Partners (private equity firm, formerly Moelis Capital Partners) since January 2013

Qualifications

Mr. Donald brings to the Board deep nuclear expertise and valuable leadership and risk-management experience gained through his distinguished military career in the United States Navy’s nuclear program and through his business and senior management experience since retiring from the Navy.

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BOARD OF DIRECTORS

PHILIP L. FREDERICKSON	Age 59	Director Since 2015
Horseshoe Bay, Texas
Experience • Former Executive Vice President, Planning, Strategy and Corporate Affairs of ConocoPhillips (international oil and gas company) — 2006-2008
• Former Executive Vice President, Commercial of ConocoPhillips — 2002-2006
• Director of Williams Partners LP
• Former Director of Sunoco Logistics Partners L.P. and Rosetta Resources Inc.

Qualifications

Mr. Frederickson brings to the Board his extensive senior management, operating and leadership experience gained through his business career at ConocoPhillips and its predecessor, Conoco Inc., where he held a variety of senior management positions in operations, strategy and business development. In addition to his diverse senior-level management experience, Mr. Frederickson brings his experience leading strategic change both at ConocoPhillips and on the other public company boards on which he has served. His strong ties to the State of Texas also enable him to provide insight into the issues and concerns of our service territories.

ALEXIS M. HERMAN	Age 68	Director Since 2003
McLean, Virginia
Experience • Chair and Chief Executive Officer of New Ventures, LLC (corporate consultants) since 2001
• Former Secretary of Labor of the United States of America
• Former White House Assistant to the President of the United States of America
• Lead Director of Cummins, Inc.
• Director of The Coca-Cola Company and MGM Resorts International
• Co-Chair of the Presidential Leadership Scholar Program and Trustee for the National Urban League
• Chair, Toyota Motor Corporation North American Diversity Advisory Board and Member, Global Advisory Board
• President, Dorothy I. Height Education Foundation

Qualifications

Secretary Herman brings to the Board a combination of high-level U.S. government service, experience as a strategic advisor to numerous U.S. and international companies and broad public policy expertise, as well as her public company board experience, including her service as Lead Director to another public company. Her extensive service to charitable organizations also provides the Board with valuable insight into the needs and concerns of the communities we serve.

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BOARD OF DIRECTORS

DONALD C. HINTZ	Age 72	Director Since 2004
Punta Gorda, Florida
Experience • Former President of Entergy Corporation and Entergy Services, Inc. (retirement commenced in 2004)
• Former President and Chief Executive Officer of Entergy Operations, Inc. and Former President and Chief Operating Officer of System Energy Resources, Inc.
• Member of the U.S. Department of Energy’s Nuclear Energy Advisory Committee
• Former President and Vice President of the American Nuclear Society
• Former Director of Ontario Power Generation Inc.
• Former Director of Electric Power Research Institute Board
• Member of International Technical Advisory Board of Nuclear Electric Insurance Limited
• Chair of the Nuclear Electric Insurance Limited International Technical Advisory Committee

Qualifications

Mr. Hintz brings to the Board his leadership skills and extensive knowledge of the Company and our nuclear business acquired as our former President. The Board also benefits from the valuable regulatory and risk management expertise he has gained through his experience in the nuclear industry, including as a member of various advisory boards and other industry bodies.

STUART L. LEVENICK	Age 62	Director Since 2005
Peoria, Illinois
Experience • Former Group President and Executive Office Member of Caterpillar Inc. (a manufacturer of construction and mining equipment) — 2004-2015
• Former Executive Director of U.S. Chamber of Commerce, Washington, D.C.
• Former Executive Director and Past Chairman of Association of Equipment Manufacturers, Washington, D.C.
• Lead Independent Director of W. W. Grainger, Inc.
• Director of Finning International, Inc.

Qualifications

Mr. Levenick brings to the Board his extensive senior executive experience at a major manufacturing company, as well as his experience as a public company director, including as Lead Independent Director of another public company. This experience enables him to contribute valuable operational and financial expertise and offer an informed perspective on leadership development, management and business issues.

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BOARD OF DIRECTORS

BLANCHE LAMBERT LINCOLN	Age 55	Director Since 2011
Arlington, Virginia
Experience • Founder and Principal of Lincoln Policy Group (a consulting firm) since July 2013
• Special Policy Advisor for Alston & Bird LLP (legal, legislative and public policy services) — 2011-2013
• Former United States Senator for the State of Arkansas — 1999-2011
• Former United States Representative for the State of Arkansas — 1993-1997
• Former Chair, U.S. Senate Committee on Agriculture, Nutrition and Forestry
• Former Member, U.S. Senate Committee on Finance, Committee on Energy and Natural Resources, and Special Committee on Aging
• Former Member of the U.S. House Committee on Energy and Commerce, Committee on Agriculture and Committee on Natural Resources (formerly House Committee on Merchant Marine and Fisheries)
• Director of Rayonier, Inc.

Qualifications

As a former member of the U.S. Senate and House of Representatives, Ms. Lincoln brings to the Board her extensive background and experience in governmental, public policy and legislative affairs, providing her with a unique and valuable perspective on many of the critical issues and opportunities facing the Company. Her strong ties to the State of Arkansas also provide the Board with insight into the issues and concerns of our service territories.

KAREN A. PUCKETT	Age 55	Director Since 2015
Monroe, Louisiana
Experience • President and Chief Executive Officer, Harte Hanks, Inc. (marketing services company) since 2015
• Former President-Global Markets of CenturyLink, Inc. (a telecommunications company) — 2014-2015
• Former Executive Vice President and Chief Operating Officer of CenturyLink, Inc. — 2009-2014
• Former President and Chief Operating Officer of CenturyTel, Inc. — 2002-2009
• Director of Harte Hanks, Inc.

Qualifications

Ms. Puckett brings to the Board her extensive management, operations and business experience acquired through her senior leadership positions in a rapidly changing and highly regulated industry and her deep experience with technology-driven innovation. Ms. Puckett’s strong ties to the State of Louisiana also enable her to offer insight into the issues and concerns of our service territories.

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BOARD OF DIRECTORS

W. J. “BILLY” TAUZIN	Age 72	Director Since 2005
Washington, DC
Experience • Owner of Tauzin Strategic Networks (a consulting firm) since July 2010
• Consultant (Affiliate) of Tauzin Consultants, LLC (a consulting firm) since January 2011
• Former President and Chief Executive Officer of Pharmaceutical Research and Manufacturers of America (PhRMA) (trade association) — 2005-2010
• Former United States Representative for the State of Louisiana — 1980-2005
• Former Chairman, U.S. House Committee on Energy and Commerce
• Former Chairman, U.S. Subcommittee on Telecommunications, Trade and Consumer Affairs
• Former Chairman, U.S. House Subcommittee on Coast Guard and Maritime Transportation
• Former Member, Louisiana House of Representatives — 1972-1980
• Former Board Chairman, South Louisiana Savings & Loan Association
• Attorney-at-Law, State of Louisiana
• Lead Independent Director of LHC Group, Inc.

Qualifications

As a former member of the U.S. House of Representatives, Mr. Tauzin brings to the Board his many years of governmental, public policy and legislative affairs experience, enabling him to provide critical insights into many of the most important issues facing the Company. Mr. Tauzin also brings governance and risk management skills gained through his experience as the president of a leading trade industry association and his experience as trustee or director of public and private companies and organizations, including his service as Lead Independent Director to another public company. His strong ties to the State of Louisiana also enable him to provide insight into the issues and concerns of our service territories.

The Board of Directors unanimously recommends that the shareholders vote FOR the election of each nominee.

ENTERGY’S BOARD OF DIRECTORS

The Board of Directors provides oversight with respect to our overall performance, strategic direction and key corporate policies. It approves major initiatives, advises on key financial and business objectives, and monitors progress with respect to these matters. Members of the Board are kept informed of our business by various reports and documents provided to them on a regular basis, including operating and financial reports made at Board and Committee meetings by the Chairman and Chief Executive Officer and other senior executive officers.

DIRECTOR ATTENDANCE

Attendance at Board Meetings

During 2015, the Board met 14 times. All members of the Board then in office attended approximately 96% of the total number of meetings of the Board and the committees on which he or she served.

Attendance at Annual Meeting

We encourage, but do not require, our Board members to attend our annual meeting of shareholders. All of our Board members then in office attended our 2015 Annual Meeting of Shareholders.

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BOARD OF DIRECTORS

DIRECTOR INDEPENDENCE

A director is considered independent if the Board affirmatively determines that he or she has no material relationship with the Company and otherwise satisfies the independence requirements of the New York Stock Exchange (“NYSE”). A director is “independent” under the NYSE listing standards and our Corporate Governance Guidelines if the Board affirmatively determines that the director has no material relationship with us directly or as a partner, shareholder or officer of an organization that has a material relationship with us. The Board of Directors has reviewed information concerning each of its non-employee directors to determine compliance with the independence standards established by the NYSE. The Board has affirmatively determined that each of our non-employee directors is independent within the meaning of the rules of the NYSE and our Corporate Governance Guidelines.

In addition to the general independence requirements of the NYSE, all members of the Audit and Personnel Committees must meet the heightened independence standards imposed by the Securities and Exchange Commission (“SEC”) and the NYSE applicable to members of such committees. Each member of the Audit and Personnel Committees meets these heightened independence standards and each member of the Personnel Committee also qualifies as an independent director for purposes of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, no director may serve as a member of the Audit Committee if that director serves on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of that director to serve effectively on the Audit Committee.

BOARD COMMITTEE RESPONSIBILITIES

The Board has six standing committees: Audit, Corporate Governance, Personnel, Finance, Nuclear and Executive. The charters of the Audit, Corporate Governance and Personnel Committees are available on the Company’s Investor Relations website at http://www.entergy.com/investor_relations/corporate_governance.aspx and in print to any shareholder who requests them from the Secretary of the Company.

The following table summarizes the responsibilities and current composition of the standing Board committees:

Committee	Primary Responsibilities
Audit Committee (12 meetings in 2015) Steven V. Wilkinson (Chair) Maureen S. Bateman Patrick J. Condon Philip L. Frederickson Blanche L. Lincoln

The Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. In addition, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to our compliance with legal and regulatory requirements, including our disclosure controls and procedures; the independent registered public accounting firm’s qualifications and independence; and the performance of our internal audit function and independent registered public accounting firm. For information about the Audit Committee’s policy regarding independent auditor services, see “Audit Matters – Audit Committee Guidelines for Pre-Approval of Independent Auditor Services” on page 31 of this Proxy Statement.

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BOARD OF DIRECTORS

Committee	Primary Responsibilities
Corporate Governance Committee (9 meetings in 2015) Alexis M. Herman (Chair) Gary W. Edwards Stuart L. Levenick Blanche L. Lincoln W. J. “Billy” Tauzin

The Corporate Governance Committee is responsible for developing policies and practices relating to corporate governance and reviewing compliance with the Company’s Corporate Governance Guidelines; recommending the director nominees for approval by the Board and the shareholders; and establishing and implementing self-evaluation procedures for the Board and its committees.

Personnel Committee (9 meetings in 2015) Maureen S. Bateman (Chair) Gary W. Edwards Alexis M. Herman Karen A. Puckett

The Personnel Committee is responsible for developing and implementing compensation policies and programs for hiring, evaluating, promoting and setting compensation for our executive officers, including any employment agreement with an executive officer; evaluating the performance of our Chairman and Chief Executive Officer; and reporting, at least annually, to the Board on succession planning, including succession planning for the Chief Executive Officer.

Finance Committee (8 meetings in 2015) Stuart L. Levenick (Chair) Kirkland H. Donald Philip L. Frederickson Donald C. Hintz Karen A. Puckett W. J. “Billy” Tauzin

The Finance Committee is responsible for reviewing and making recommendations to the Board regarding our financial policies, strategies, and decisions; reviewing our investing activities; and reviewing and making recommendations to the Board with respect to significant investments.

Nuclear Committee (6 meetings in 2015) Donald C. Hintz (Chair) Maureen S. Bateman Patrick J. Condon Kirkland H. Donald Steven V. Wilkinson

The Nuclear Committee is responsible for providing non-management oversight and review of all of the Company’s nuclear generating plants; focusing on safety, operating performance, operating costs, staffing and training; and consulting with management concerning internal and external nuclear-related issues.

Executive Committee Leo P. Denault (Chair) Gary W. Edwards Donald C. Hintz Stuart L. Levenick	The Executive Committee is authorized to act for the Board on all matters other than those matters specifically reserved by Delaware law to the entire Board.

All members of the Audit Committee are financially literate, knowledgeable and qualified to review financial statements. The Board has also determined that each of Patrick J. Condon, Philip L. Frederickson and Steven V. Wilkinson is an “audit committee financial expert” as such term is defined by the rules of the SEC.

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CORPORATE GOVERNANCE AT ENTERGY

CORPORATE GOVERNANCE PRINCIPLES AND PRACTICES

Our Corporate Governance Guidelines, Certificate of Incorporation, Bylaws and Board committee charters form the framework of our corporate governance. In addition, we have adopted a Code of Business Conduct and Ethics for the members of our Board of Directors, a Code of Business Conduct and Ethics for our employees and a Code of Entegrity, which sets forth the ethical responsibilities of our employees, officers and representatives (collectively, the “Ethics Policies”).

Our Corporate Governance Guidelines, the charters of our Audit, Corporate Governance and Personnel Committees, and our Ethics Policies, including any amendments, are available at http://www.entergy.com/investor_relations/corporategovernance.aspx and in print to any shareholder who requests a copy from the Secretary of the Company.

Board Independence

Our Corporate Governance Guidelines state that the Board of Directors should include a substantial majority of non-employee directors and a majority of independent directors. Under the rules of the NYSE and our Corporate Governance Guidelines, no director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company (directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In addition, the Board of Directors considers all of the independence factors specified in the rules of the NYSE in making its determination. The Board has determined that all directors, except the Chairman of the Board and Chief Executive Officer, are independent. For additional information, see “Board of Directors – Director Independence” above.

Executive Sessions of the Board of Directors

The non-employee directors meet in executive session (separate from management) at least four times a year. In addition, if there are any non-employee directors who are not independent, the independent directors meet in executive session at least once a year. Currently, all of our non-employee directors are independent. The Lead Director, or in his absence, an independent non-employee director presides at all executive sessions. The non-employee directors met in executive session 7 times in 2015.

Board Leadership Structure

Our Company is led by Leo P. Denault, who has served as Chief Executive Officer and Chairman of the Board since February 2013. Our Board is currently composed of Mr. Denault and 12 independent directors. Following the Annual Meeting, our Board will be composed of Mr. Denault and 10 independent directors. Our Corporate Governance Guidelines require that when the roles of Chairman of the Board and the Chief Executive Officer are combined, the Board of Directors appoints from among its independent members a Lead Director. The Lead Director is recommended by the Corporate Governance Committee and appointed by a majority of the independent members of the Board of Directors. The Lead Director, subject to his or her annual election to the Board of Directors, serves for a term of three years. The Company’s Lead Director currently is Gary W. Edwards.

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CORPORATE GOVERNANCE AT ENTERGY

Lead Director Responsibilities: Under our Corporate Governance Guidelines and other governance policies, the Lead Director has the following responsibilities:

✓	Presides at executive sessions of the independent directors and all meetings of the Board at which the Chairman and Chief Executive Officer is not present
✓	Assists with recruitment of director candidates and, along with the Chairman, may extend the invitation to a new potential director to join the Board
✓	Serves as a member of the Executive Committee of the Board
✓	Serves as the point of contact for shareholders and others to communicate with the Board
✓	Serves as a liaison with the Chairman and Chief Executive Officer when requested by the independent directors
✓	Reviews and advises on Board meeting agendas and consults with the Chairman and Chief Executive Officer on the preparation of agendas
✓	Calls meetings of the independent directors
✓

Provides feedback from the Board to the Chairman and Chief Executive Officer following each executive session of independent directors and, together with the Chair of the Personnel Committee, provides the Chairman and Chief Executive Officer with an annual performance review

We believe having a combined Chairman and Chief Executive Officer, independent chairs for each of our Board committees and an independent Lead Director provides the right form of leadership for our Company. This leadership structure is commonly utilized by other public companies and we believe it has been an effective structure for us because it facilitates swift and effective decision making and helps to assure that the Company speaks with one voice, while at the same time encouraging open and constructive dialogue among Board members. We also believe the independent leadership provided by our independent Lead Director and the independent chairs of each of our Board committees, combined with the fact that all of the directors other than our Chairman and Chief Executive Officer are independent, assures that the Board will act in an independent manner and free of any undue or inappropriate influence by management.

Risk Oversight

We believe the Board of Directors provides effective oversight of the risks we face and our risk assessment and risk management processes. The Board reviews the Company’s processes for identifying and managing risks and communicating with the Board about those risks to help ensure that the processes are effective. Like other companies, Entergy is subject to many diverse risks. These include financial and accounting risks, market and credit risks, capital deployment risks, operational risks, compensation risks, liquidity risks, litigation risks, strategic risks, regulatory risks, reputation risks, natural-disaster risks and technology risks, among others. Some critical risks having enterprise-wide significance, such as corporate strategy and capital budget, require the full Board’s active oversight, but our Board committees also play a key role because they can devote more time to reviewing specific risks within their respective areas of responsibility.

In accordance with NYSE standards, our Audit Committee has the primary responsibility for overseeing risk management. To assist the Audit Committee in discharging its oversight responsibility, management provides the committee with regular reports on specific risk areas, including environmental compliance, corporate compliance, significant legal matters, the Company’s insurance programs, market and credit risk and cybersecurity risks.

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CORPORATE GOVERNANCE AT ENTERGY

We have identified cybersecurity as a key enterprise risk. As a result, the Audit Committee receives comprehensive periodic reports on cybersecurity risks and issues from management. Among other things, these reports have focused on recent cyber risk and cybersecurity developments, industry engagement activities, legislative and regulatory developments, cyber risk governance and oversight, cyber incident response plans and strategies, cybersecurity drills and exercises, assessments by third party experts, key cyber risk metrics and activities, and major projects and initiatives. In addition to these management briefings, the Board has received briefings from outside experts on cybersecurity risks and cyber risk oversight.

Our standing Board committees also regularly consider risks arising within their respective functional areas of responsibility, with broad operational risks reviewed by the full Board. Thus, under their respective committee charters, the Finance Committee evaluates risks associated with strategic decisions and major transactions; the Audit Committee reviews risks relating to the financial reporting process and the Company’s internal controls; the Corporate Governance Committee considers risks relating to the Company’s corporate governance and legislative and regulatory policy; the Personnel Committee considers risks relating to compensation, safety, employee matters and succession planning; and the Nuclear Committee considers risks relating to safety and other matters unique to our nuclear fleet. Each of these committees receives regular reports from management which assist it in its oversight of risk in its respective area of responsibility.

Board and Committee Performance Self-Assessment

Each year, the Board and each of its committees conduct an evaluation of their respective performance and effectiveness. This process is overseen by the Corporate Governance Committee and is reviewed annually to determine whether it is well designed to maximize its effectiveness and to assure that all appropriate feedback is being sought and obtained by the Corporate Governance Committee. Under the process followed in 2015, a comprehensive questionnaire was circulated to all independent members of the Board that asked the directors to assign ratings and comment on issues including: Board and Committee structure and composition; Board and Committee succession planning; meeting structure, process and agendas; the Board evaluation process; Board and management interface issues; and overall Board effectiveness, including the effectiveness of the Personnel Committee in its oversight of executive compensation and review of senior executive performance. The collective ratings and comments were then compiled (on an anonymous basis), summarized and presented to the Corporate Governance Committee and the full Board for discussion.

Mandatory Resignation Upon Change in Circumstances

Our Corporate Governance Guidelines provide that non-employee directors should offer their resignations when either their employment or the major responsibilities they held when they joined the Board change. The Corporate Governance Committee then reviews the change in circumstances and makes a recommendation to the Board as to whether it is appropriate for the director to continue to serve on the Board and be nominated for re-election.

Director Retirement Policy and Term Limits

To facilitate proactive Board succession planning and self-renewal, our Corporate Governance Guidelines provide that a person may not be nominated for election or re-election to the Board if he or she has reached the age of 74 on or before January 1 of the year in which such person would be elected or re-elected, unless specifically recommended to serve beyond the age of 74 by the Corporate Governance Committee and approved by the Board of Directors. Mr. Edwards and Mr. Wilkinson each reached the age of 74 before January 1, 2015 and pursuant to our Corporate Governance Guidelines will not stand for re-election at the Annual Meeting. Mr. Edwards is our Lead Director and Mr. Wilkinson

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CORPORATE GOVERNANCE AT ENTERGY

is the Chair of our Audit Committee. The independent members of the Board will appoint a new Lead Director and Audit Committee Chair at the Board’s organizational meeting that immediately follows the Annual Meeting.

The Company does not have term limits for its directors. Instead, our Board addresses the suitability for continued service as a director upon the expiration of each director’s term.

Succession Planning for the Chief Executive Officer

The Personnel Committee, the CEO, and the Senior Vice President, Human Resources and Chief Diversity Officer maintain an ongoing focus on executive development and succession planning to prepare the Company for future success. In addition to preparing for CEO succession, the succession planning process includes all other senior management positions. A comprehensive review of executive talent, including, from time to time, assessments by an independent consulting firm, determines readiness to take on additional leadership roles and identifies developmental and coaching opportunities needed to prepare our executives for greater responsibilities. The CEO makes a formal succession planning presentation to the Board annually. Our succession planning includes appropriate contingencies for the unexpected retirement or incapacity of the Chief Executive Officer.

Director Orientation and Continuing Education

Upon joining the Board, new directors undergo a comprehensive orientation program that introduces them to the Company, including our business operations, strategy, key members of management and corporate governance. This program is considered a valuable part of the director onboarding process and is annually reviewed for effectiveness by the Corporate Governance Committee. Directors also are encouraged to enroll in director education programs, and the Corporate Governance Committee annually reviews and reports on director participation in such programs. The Board is briefed regularly on industry and corporate governance developments affecting the Company, and, at its annual retreat, the Board has the opportunity to discuss some of the most critical strategic issues facing the Company with outside experts in the applicable fields. To enhance the Board’s understanding of some of the unique issues affecting our nuclear fleet, directors are regularly invited to visit our nuclear plant sites, where they tour the facilities and interact directly with the personnel responsible for our day-to-day nuclear operations. These activities collectively help to assure that the Board remains knowledgeable about the most important issues affecting our Company and its business.

Director Stock Ownership Guidelines

The Board believes the alignment of directors’ interests with those of shareholders is strengthened when Board members are also shareholders. This view is reflected in the compensation arrangements for non-employee directors, which provide for the payment of a substantial majority of the compensation of non-employee directors in shares of Entergy common stock or phantom stock units. The Board also has adopted guidelines that require all non-employee directors, within five years of being first elected, to own shares or units of Entergy common stock having a market value of at least $475,000, or five times the annual cash retainer. A review of non-employee director stock ownership was conducted at the December 2015 Corporate Governance Committee meeting and the Committee determined that all of our non-employee directors satisfied these guidelines, as all non-employee directors who had been members of the Board for at least five years held the requisite number of shares or units.

2016 Proxy Statement	• 21

CORPORATE GOVERNANCE AT ENTERGY

Majority Voting in Director Elections

Our Bylaws require each director to be elected by a majority of the votes cast with respect to such director in uncontested elections (the number of shares voted “For” a director must exceed the number of votes cast “Against” that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of votes cast by holders of shares entitled to vote at any meeting for the election of directors at which a quorum is present.

No Shareholder Rights Plan (Poison Pill)

Entergy does not have a shareholder rights plan, otherwise known as a “Poison Pill.” Our Board has adopted a policy that requires the Board to obtain shareholder approval should it decide to adopt such a plan.

Political Contributions

We are committed to participating constructively in the political and legislative process, as we believe participation is essential to our Company’s long-term success. Our participation in the political and legislative process includes contributions to political organizations and lobbying activity in a manner that is compliant with all applicable laws and reporting requirements. Entergy’s Board has adopted the Public Policy and Advocacy Policy which can be found on our website at http://www.entergy.com/investor_relations/corporate_governance.aspx. This policy outlines our principles governing political and lobbying activities, including our policy prohibiting corporate contributions directly to federal, state or local candidates.

Permitted political contributions at the federal level must be approved by our Senior Vice President – Federal Governmental Affairs, at the state level, contributions must be approved by the President of the appropriate subsidiary and at Entergy Wholesale Commodities (“EWC”), contributions must be approved by the President of EWC. The Company’s legislative and regulatory lobbying activities are overseen by the Company’s Senior Vice President – Federal Governmental Affairs who also approves the participation or the engagement of individuals and/or entities which perform any federal lobbying activities on our behalf. For each subsidiary of the Company, these activities must be approved by the applicable subsidiary’s Vice President for External or Governmental Affairs. Management provides regular updates on lobbyists and lobbying activities to our Chief Administrative Officer and the Corporate Governance Committee.

Our website also provides our shareholders with useful information about political contributions and lobbying activity, including an annual posting of a report on political contributions made by Entergy and its subsidiaries to political parties, political committees and political entities organized under Sections 527 and 501(c)(4) of the Code and the portion of annual dues or payments made by Entergy to all trade associations in excess of $50,000 that are not deductible under Section 162(e)(1) of the Code. The report also discloses information concerning Entergy’s sponsorship of the Entergy Corporation Political Action Committee (“ENPAC”) and the Entergy Corporation Political Action Committee – New York (“ENPAC-NY”), their purposes and governance mechanisms and that information about ENPAC’s and ENPAC-NY’s activities can be found on the Federal Elections Commission and the New York State Board of Elections websites. Prior to its publication, the Corporate Governance Committee reviews and approves this report. Please see our website at http://www.entergy.com/investor_relations/corporate_governance.aspx for a copy of the annual report and more information about the ways in which we participate in the political process.

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CORPORATE GOVERNANCE AT ENTERGY

Corporate Sustainability

Achieving our mission of creating sustainable value for all of our stakeholders is possible only through a balanced review of opportunities and risks to our business strategy. We use a deliberate process to develop views on the key economic, environmental and social issues that are material to Entergy and our stakeholders. We use this ongoing analysis of internal and external conditions in ever-dynamic markets to inform the two main dimensions of our business strategy – operational excellence and portfolio management. This is a practice we have followed since 2002.

We also have a strong commitment to accountability to stakeholders for our sustainability performance. Each year, we set clear areas of focus to align our employees and inform other stakeholders. We engage in a variety of informal and formal communications with our key stakeholders and other important groups, including suppliers, nongovernmental and nonprofit organizations and professionals in industry, government, labor and education. As we examine trends affecting our business and our industry, stakeholder feedback and key performance indicators then contribute to our analysis of economic, environmental and social impacts to our business and from our own activities.

In 2015, we produced our second online integrated report. It combined key elements of the reporting previously contained in the annual report to shareholders with our sustainability report, providing a single integrated source of information for all stakeholders. Integrated reporting better reflects how we measure and manage our overall performance with a combination of financial, environmental, community and employee measures. Most importantly, it reflects our central belief that the interests of all of our stakeholders are inextricably linked. The 2015 Integrated Report may be accessed at our website at http://www.entergy.com/investor_relations/2015_publications.aspx.

TRANSACTIONS WITH RELATED PERSONS

Our Board of Directors has adopted written policies and procedures for the review, approval or ratification of any transaction involving an amount in excess of $120,000 in which any director or executive officer of the Company, any nominee for director, or any immediate family member of the foregoing has or will have a material interest as contemplated by Item 404(a) of Regulation S-K (“Related Person Transactions”). Under these policies and procedures, the Corporate Governance Committee or a subcommittee of the Board of Directors consisting entirely of independent directors reviews the transaction and either approves or rejects the transaction after taking into account the following factors:

•	Whether the proposed transaction is on terms that are at least as favorable to the Company as those achievable with an unaffiliated third party;
•	Size of the transaction and amount of consideration;
•	Nature of the interest;
•	Whether the transaction involves a conflict of interest;
•	Whether the transaction involves services available from unaffiliated third parties; and
•	Any other factors that the Corporate Governance Committee or subcommittee deems relevant.

The policy does not apply to (a) compensation and related person transactions involving a director or an executive officer solely resulting from that person’s service as a director or employment with the Company so long as the compensation is approved by the Board of Directors (or an appropriate committee), (b) transactions involving the rendering of services as a public utility at rates or charges fixed in conformity with law or governmental authority or (c) any other categories of transactions currently or in the future excluded from the reporting requirements of Item 404(a) of Regulation S-K.

2016 Proxy Statement	• 23

CORPORATE GOVERNANCE AT ENTERGY

Since January 1, 2015, neither the Company nor any of its affiliates has participated in any Related Person Transaction.

NOMINATION OF DIRECTORS

The Corporate Governance Committee has not established any minimum qualifications that must be met by director candidates or identified any set of specific qualities or skills that it believes our directors must possess. The Committee’s policy regarding consideration of potential director nominees acknowledges that choosing a Board member involves a number of objective and subjective assessments, many of which are difficult to quantify or categorize. The Committee seeks to nominate candidates with superior credentials, sound business judgment, and the highest ethical character. The Committee also will take into account the candidate’s relevant experience with businesses or other organizations of comparable size to the Company and seeks to identify candidates whose experience will add to the collective experience of the Board. The Committee believes the Board should reflect a diversity of backgrounds and experiences in various areas, including age, gender, race, geography and specialized experience, and candidates are assessed to determine the extent to which they would contribute to that diversity. The Committee also seeks to confirm that candidates are not disqualified from serving on the Board under applicable legal or regulatory requirements and evaluates each candidate’s independence, as that term is defined under applicable legal and regulatory requirements. The Corporate Governance Committee annually evaluates the effectiveness of its policy and procedures for the evaluation of director candidates.

In 2014, in anticipation of upcoming director retirements, the Corporate Governance Committee established a process to identify and evaluate prospective director candidates, including engaging the search firm of Korn/Ferry International, to assist it in identifying potential director candidates. The Committee, with Korn/Ferry’s assistance, sought to identify candidates with backgrounds and qualifications that would add to the collective knowledge and expertise of the Board, while also reflecting an appropriate diversity of backgrounds and experiences. The Committee considered candidates identified by Korn/Ferry and other candidates identified by one or more of our directors. In selecting and evaluating potential candidates, the Committee took into account not only the particular skillsets and perspectives that would be lost with the departure from the Board of those directors approaching retirement, but also the nature of the strategic and other challenges the Board expects the Company to face in the coming years. In that regard, the Committee specifically sought to identify candidates with deep finance or accounting experience and candidates with senior leadership experience in companies or industries undergoing transformational change, As a result of this process, Patrick J. Condon and Karen A. Puckett were elected to the Board effective in March 2015, and Philip L. Frederickson was elected to the Board in September 2015.

Mr. Frederickson was identified as a potential candidate by Gary W. Edwards, our Lead Director, and Korn/Ferry. Mr. Frederickson was interviewed by our Chairman of the Board, the Lead Director and the Chair of the Corporate Governance Committee. His background and qualifications were reviewed and discussed by the Committee and with the full Board of Directors prior to his recommendation for election to the Board. At the conclusion of this process, the Corporate Governance Committee unanimously recommended that Mr. Frederickson be elected to the Board. The Committee concluded that Mr. Frederickson, with his extensive senior management experience at ConocoPhillips and his experience as a director of other public companies, met the needs identified through the Committee’s search process and would add significantly to the collective knowledge and capability of the Board.

The Corporate Governance Committee will consider director candidates recommended by our shareholders. Shareholders wishing to recommend a candidate to the Corporate Governance Committee should do so by submitting the recommendation in writing to our Secretary at 639 Loyola

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CORPORATE GOVERNANCE AT ENTERGY

Avenue, P.O. Box 61000, New Orleans, LA 70161, and it will be forwarded to the Corporate Governance Committee members for their consideration. Any recommendation should include:

•	the number of shares of Company stock held by the shareholder;
•	the name and address of the candidate;
•

a brief biographical description of the candidate, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above; and

•	the candidate’s signed consent to be named in the Proxy Statement and to serve as a director if elected.

Once the Corporate Governance Committee receives the recommendation, it may request additional information from the candidate about the candidate’s independence, qualifications and other information that would assist the Corporate Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our Proxy Statement, if nominated. The Corporate Governance Committee will apply the same standards in considering director candidates recommended by shareholders as it applies to other candidates.

COMMUNICATION WITH THE BOARD OF DIRECTORS

We believe that communication between the Board of Directors and the Company’s shareholders and other interested parties is an important part of the corporate governance process. The independent members of the Board of Directors of the Company have adopted the following communication policy:

Shareholders and other interested parties may communicate with the Board or individual directors, including non-management directors, by writing to them in care of the Lead Director at the following address:

Lead Director

Entergy Corporation

639 Loyola Avenue

P.O. Box 61000

New Orleans, LA 70161

E-mail: etrbod@entergy.com

The following types of communications will not be forwarded to the directors:

•	Spam;
•	Junk mail and mass mailings;
•	Service complaints;
•	Service inquiries;
•	New service suggestions;
•	Resumes and other forms of job inquiries;
•	Surveys;
•	Business solicitations and advertisements; or
•	Requests for donations and sponsorships.

Except as provided above, our Secretary forwards communications sent in accordance with the above instructions to the Board or to any individual director(s) to whom the communication is directed unless the communication is threatening, illegal or similarly inappropriate. The Secretary periodically advises the Lead Director of significant communications received from shareholders and other interested parties.

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2015 NON-EMPLOYEE DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the type and amount of compensation paid to non-employee directors by comparable companies and the significant amount of time that directors expend in fulfilling their duties to the Company, as well as the skill level required by the Company of members of the Board.

2015 COMPENSATION CHANGES

In 2015, based on a recommendation of the Corporate Governance Committee, the Board of Directors approved certain changes to the Company’s non-employee director compensation structure and programs to better align such structure and programs with evolving market practice, including particularly an emerging trend toward the elimination of Board and Committee meeting fees. The Corporate Governance Committee based its recommendation on a competitive analysis and advice it received from its independent compensation consultant, Pay Governance LLC. Pay Governance reviewed the competitiveness of the Company’s non-employee director compensation program, including an evaluation of each of the elements used to deliver total non-employee director compensation. Pay Governance compared Entergy’s non-employee director pay practices to the companies in the Philadelphia Utility Index and to companies within the S&P 500 Index. The changes recommended by the Corporate Governance Committee were designed to eliminate the payment of meeting fees and adjust the remaining elements of compensation to target total direct compensation at a level approximately equal to the blended utility industry and general industry median. The recommended changes, which are further described below, also assured that the majority of non-employee director compensation would continue to be paid in the form of equity.

CASH COMPENSATION PAID TO NON-EMPLOYEE DIRECTORS

Quarterly Cash Retainer. Through May 31, 2015, each of our non-employee directors received a quarterly cash retainer equal to $12,500. Effective June 1, 2015 with the elimination of the payment of meeting fees, each of our non-employee directors receives a quarterly cash retainer equal to $23,750.

Meeting Attendance Fees. Effective June 1, 2015, non-employee directors no longer are paid meeting fees. Prior to such date, non-employee directors received the following fees for attending Board and committee meetings.

Meeting	Fee
Board Meetings	$1,500
Committee Meetings(1) (in conjunction with Board meetings)	$1,000
Committee Meetings(1) (different location from Board and other committee meetings)	$2,000
Telephone Meetings	One-half of applicable fees

(1)	If a non-employee director attended a meeting of a committee on which that director did not serve as a member, he or she received one-half of the applicable fees of an attending member.

26 •	2016 Proxy Statement

2015 NON-EMPLOYEE DIRECTOR COMPENSATION

Lead Director, Committee Chair and Nuclear Committee Cash Retainers. In 2015, the Lead Director received an additional annual cash retainer of $25,000. The chairs of the Audit Committee and Nuclear Committee each received an additional annual cash retainer of $15,000 and the chairs of the Personnel Committee, Corporate Governance Committee and Finance Committee each received an additional annual cash retainer of $10,000. Members of the Nuclear Committee received an additional annual cash retainer of $5,000. In conjunction with the elimination of meeting fees, effective June 1, 2015, the additional annual cash retainer paid to the chairs of the Audit Committee and the Nuclear Committee was increased to $20,000, the additional annual cash retainer paid to the chairs of the other standing committees was increased to $15,000, and the additional annual cash retainer paid to members of the Nuclear Committee was increased to $18,000. These adjustments were made to align with market practice, based on a competitive analysis and advice the Board received from its independent compensation consultant.

EQUITY-BASED COMPENSATION

All non-employee directors receive two types of equity-based compensation grants: common stock and phantom stock units (which are the economic equivalent of one share of our common stock).

Quarterly Common Stock Grants. Through May 31, 2015, non-employee directors received a quarterly stock grant of shares of our common stock with a fair market value at the time of grant equal to $11,250. Effective June 1, 2015, each of our non-employee directors receives a quarterly stock grant of shares of our common stock with a fair market value at the time of grant equal to $15,000. Directors may elect to defer receipt of these shares and receive phantom units of Entergy common stock in lieu of the quarterly common stock grant. The phantom stock units are paid in cash in an amount equal to the market value of our common stock at the time of distribution. Deferred shares accrue dividend equivalents until distribution.

Service Recognition Program for Non-Employee Directors. In 2015, non-employee directors received a grant of phantom stock units having a value of $60,000 on the date of grant. All phantom stock units granted under this program are vested at the time of grant and payable upon the conclusion of the director’s service on the Board. Upon the conclusion of his or her service on the Board, the director will receive one share of our common stock for each phantom stock unit held by the director on the date of the director’s retirement or separation from the Board. Phantom stock units accumulate dividend equivalents based on the dividend paid on the Company’s common stock, which also are payable following the conclusion of the director’s service. Payouts under this program, which we refer to as the “Director Service Recognition Program,” are made in five annual installments beginning on the first day of the month following the director’s separation from the Board or in one lump sum upon the non-employee director’s death. Effective June 1, 2015, in conjunction with the elimination of meeting fees and other compensation changes discussed above, the value of the annual phantom stock unit grant was increased to $80,000, and the program was further modified so that all payouts would be made in Entergy stock rather than the cash equivalent of a share of Entergy stock.

OTHER BENEFITS

Non-employee directors receive $1,500 per day for participation in director education programs, director orientation or business sessions, inspection trips or conferences not held on the same day as a Board meeting. The Company also reimburses non-employee directors for their expenses in attending Board and committee meetings, director education programs and other Board-related activities. The Company also purchases aircraft accident insurance for its non-employee directors. Our directors do not receive tax gross ups on any benefits they receive.

2016 Proxy Statement	• 27

2015 NON-EMPLOYEE DIRECTOR COMPENSATION

2015 DIRECTOR COMPENSATION TABLE

The table below provides information regarding non-employee director compensation for the fiscal year ended December 31, 2015:

Name(1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)	Option Awards ($)	All Other Compensation ($) (4)	Total ($)
(a)	(b)	(c)	(d)	(g)	(h)
Maureen S. Bateman	$122,500	$112,642	$-	$39,539	$274,681
Patrick J. Condon	$75,000	$56,198	$-	$326	$131,524
Kirkland H. Donald	$107,250	$112,642	$-	$9,263	$229,155
Gary W. Edwards	$115,000	$112,642	$-	$27,342	$254,984
Philip L. Frederickson	$26,055	$12,726	$-	$-	$38,781
Alexis M. Herman	$104,500	$112,642	$-	$30,920	$248,062
Donald C. Hintz	$120,500	$112,642	$-	$30,014	$263,156
Stuart L. Levenick	$105,500	$112,642	$-	$25,011	$243,153
Blanche L. Lincoln	$96,750	$112,642	$-	$10,212	$219,604
Stewart C. Myers	$117,082	$79,954	$-	$12,607	$209,643
Karen A. Puckett	$74,000	$56,198	$-	$3,580	$133,778
W.J. “Billy” Tauzin	$97,000	$112,642	$-	$26,933	$236,575
Steven V. Wilkinson	$121,000	$112,642	$-	$29,674	$263,316

(1)

Leo P. Denault, the Company’s current Chairman and Chief Executive Officer is not included in this table as he was an employee of the Company and thus received no additional compensation for his service as a director during 2015. The compensation received by Mr. Denault as an employee of the Company is shown in the Summary Compensation Table on page 59. Mr. Edwards and Mr. Wilkinson reached the age of 74 before January 1, 2015 and will not stand for re-election at the Annual Meeting. Mr. Condon and Ms. Puckett became members of the Board effective March 3, 2015 and Mr. Frederickson became a member of the Board effective September 16, 2015. Dr. Myers retired from the Board effective May 8, 2015. The compensation reported in this table for each of Mr. Condon, Mr. Frederickson, Dr. Myers and Ms. Puckett represent prorated compensation for their service in 2015.

(2)

The amounts reported in column (b) consist of all fees earned or paid in cash for services as a director, including retainer fees, meeting attendance fees and Lead Director, Committee Chair and Nuclear Committee annual retainers and meeting fees, all of which are described under “Cash Compensation Paid to Non-Employee Directors” above.

(3)

The amounts in this column represent the aggregate grant date fair value determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”) for the shares of common stock granted on a quarterly basis to each non-employee director during 2015 and the 784 phantom units granted to each director in 2015 under the Director Service Recognition Program other than Mr. Condon, Mr. Frederickson and Ms. Puckett. In 2015, Mr. Condon and Ms. Puckett received a pro-rata award of 194 phantom stock units under the Director Service Recognition Program. For a discussion of the relevant assumptions used in valuing these amounts, see Note

28 •	2016 Proxy Statement

2015 NON-EMPLOYEE DIRECTOR COMPENSATION

12 to the Financial Statements in our Form 10-K for the year ended December 31, 2015. As of December 31, 2015, the outstanding phantom units held by each individual serving as a director during 2015 were: Ms. Bateman 12,047; Mr. Condon 194; Mr. Donald 1,537; Mr. Edwards 7,878; Mr. Frederickson 0; Ms. Herman 9,647; Mr. Hintz 8,847; Mr. Levenick 7,878; Ms. Lincoln 3,447; Dr. Myers 3,704; Ms. Puckett 194; Mr. Tauzin 7,740; and Mr. Wilkinson 9,274.

(4)

The amounts in column (g) include dividend equivalents accrued under the Director Service Recognition Program and the following perquisites: (a) Company paid physical exams and related expenses; (b) Entergy system aircraft accident insurance when flying on Company business; and (c) training. None of the perquisites referenced above exceeded $25,000 for any of the non-employee directors. For 2015, accrued dividends under the Director Service Recognition Program were: Ms. Bateman $38,936; Mr. Condon $326; Mr. Donald $3,832; Mr. Edwards $25,011; Mr. Frederickson $0; Ms. Herman $30,920; Mr. Hintz $28,248; Mr. Levenick $25,011; Ms. Lincoln $10,212; Dr. Myers $12,607; Ms. Puckett $326; Mr. Tauzin $24,550; and Mr. Wilkinson $29,674.

2016 Proxy Statement	• 29

AUDIT MATTERS

Proposal 2 – Ratification of Appointment of Deloitte & Touche LLP as Independent Registered Public Accountants for 2016

The Audit Committee annually reviews the qualifications, performance and independence of the Company’s independent auditor in accordance with regulatory requirements and guidelines and evaluates whether to change the Company’s independent auditor.

Based on this review, the Audit Committee has appointed Deloitte & Touche LLP as the independent auditor to conduct the Company’s annual audit for 2016. Deloitte & Touche LLP has served as the Company’s independent auditor since 2001. Although shareholder approval is not required for the appointment of Deloitte & Touche LLP, the Board and the Audit Committee have determined that it would be desirable as a good corporate governance practice to request the shareholders to ratify the appointment of Deloitte & Touche LLP as our independent auditor. Ratification requires the affirmative vote of a majority of the shares entitled to vote on the matter and present in person or represented by proxy at the Annual Meeting. If the shareholders do not ratify the appointment, the Audit Committee may reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may select different independent auditors if it subsequently determines that such a change would be in the best interest of the Company and its shareholders.

The Board of Directors and the Audit Committee unanimously recommend that the shareholders vote FOR the ratification of the appointment of Deloitte & Touche LLP.

AUDIT COMMITTEE REPORT

The Entergy Corporation Board of Directors’ Audit Committee is comprised of five independent directors. All members meet the independence criteria as defined by the New York Stock Exchange. During 2015, the Audit Committee complied with its written Charter, as adopted by the Board of Directors. The Charter, which was most recently revised in May 2015, is available on Entergy’s website.

The Audit Committee is responsible for overseeing Entergy’s accounting and financial reporting processes and audits of Entergy’s financial statements. As set forth in its charter, the Audit Committee acts only in an oversight capacity and relies on the work and assurances of management, which has primary responsibility for Entergy’s financial statements and reports, Entergy’s internal auditors, as well Entergy’s independent registered public accounting firm, Deloitte & Touche LLP (Deloitte & Touche) which is responsible for expressing an opinion on the conformity of Entergy’s audited financial statements with generally accepted accounting principles.

The Committee held 12 meetings during 2015. The meetings were designed to facilitate and encourage private communication between the Committee and management, the internal auditors, and Deloitte & Touche. During these meetings, the Committee reviewed and discussed the audited annual financial statements and the unaudited interim financial statements with management and Deloitte & Touche. The Committee also received and discussed written communications from both management and Deloitte & Touche regarding internal control over financial reporting as required by applicable rules of the Public Company Accounting Oversight Board, and applicable SEC rules.

The discussions with Deloitte & Touche also included the matters required by the standards of the Public Company Accounting Oversight Board. The Audit Committee received the written report from the independent registered public accounting firm pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche, its independence. Deloitte & Touche provides no internal audit services for Entergy and the Audit Committee has concluded that non-audit services provided by Deloitte & Touche are compatible with maintaining its independence.

30 •	2016 Proxy Statement

AUDIT MATTERS

Based on the above-referenced reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Entergy’s Annual Report on Form 10-K for the year ended December 31, 2015.

The Audit Committee of the Entergy Corporation Board of Directors:

Steven V. Wilkinson, Chair	Philip L. Frederickson
Maureen S. Bateman	Blanche L. Lincoln
Patrick J. Condon

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

A representative of Deloitte & Touche LLP will be present at the Annual Meeting and will be available to respond to appropriate questions by shareholders and will be given an opportunity to make a statement if the representative desires to do so.

Aggregate fees billed to Entergy and its subsidiaries for the years ended December 31, 2015 and 2014 by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, which include Deloitte Consulting, were as follows:

	2015	2014
Audit Fees	$9,312,255	$8,097,000
Audit-Related Fees (a)	970,000	1,135,000

Total audit and audit-related fees	$10,282,255	$9,232,000
Tax Fees (b)	—	—
All Other Fees	—	—

Total Fees (c)	$10,282,255	$9,232,000

(a)	Includes fees for employee benefit plan audits, consultation on financial accounting and reporting, and other attestation services.

(b)	Includes fees for tax advisory services.

(c)	100% of fees paid in 2015 and 2014 were pre-approved by the Audit Committee.

Audit Committee Guidelines for Pre-Approval of Independent Auditor Services

The Audit Committee has adopted the following guidelines regarding the engagement of Entergy’s independent auditor to perform services for Entergy:

1.

The independent auditor will provide the Audit Committee, for approval, an annual engagement letter outlining the scope of services proposed to be performed during the fiscal year, including audit services and other permissible non-audit services (e.g. audit related services, tax services, and all other services).

2016 Proxy Statement	• 31

AUDIT MATTERS

2.

For other permissible services not included in the engagement letter, Entergy management will submit a description of the proposed service, including a budget estimate, to the Audit Committee for pre-approval. Management and the independent auditor must agree that the requested service is consistent with the SEC’s rules on auditor independence prior to submission to the Audit Committee. The Audit Committee, at its discretion, will pre-approve permissible services and has established the following additional guidelines for permissible non-audit services provided by the independent auditor:

•	Aggregate non-audit service fees are targeted at fifty percent or less of the approved audit service fee.
•	All other services should only be provided by the independent auditor if it is the only qualified provider of that service or if the Audit Committee specifically requests the service.

3.	The Audit Committee will be informed quarterly as to the status of pre-approved services actually provided by the independent auditor.

4.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Audit Committee Chair or its designee the authority to approve permissible services and fees. The Audit Committee Chair or designee will report action taken to the Audit Committee at the next scheduled Audit Committee meeting.

5.	The Vice President and General Auditor will be responsible for tracking all independent auditor fees and will report on such fees quarterly to the Audit Committee.

32 •	2016 Proxy Statement

EXECUTIVE OFFICER COMPENSATION

Proposal 3 – Advisory Vote to Approve Named Executive Officer Compensation

Our Board recognizes that performance-based executive compensation is an important element in driving long-term shareholder value. Pursuant to Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are seeking shareholders’ views on the compensation of our Named Executive Officers through an advisory vote on the following resolution:

RESOLVED that the shareholders of Entergy Corporation approve, on an advisory basis, the compensation of its Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and any related information found in the Proxy Statement of Entergy Corporation.

While this advisory proposal, commonly referred to as “Say On Pay” is not binding, the Board of Directors and the Personnel Committee will review and consider the voting results when evaluating our executive compensation program. To facilitate more frequent shareholder input, the Board adopted a policy of providing for annual Say on Pay advisory votes.

As discussed in the Compensation Discussion and Analysis section below, our compensation principles and underlying programs are designed to attract, motivate and retain key executives who are crucial to our long-term success. The compensation paid to our Named Executive Officers reflects our commitment to pay for performance. A significant percentage of our Named Executive Officers’ compensation is delivered in the form of long-term incentive awards that incentivize management to achieve results to the mutual benefit of shareholders and management. Moreover, a significant portion of our Named Executive Officers’ cash compensation is paid in the form of annual performance bonuses that are paid based on the achievement of pre-defined performance measures. In addition, the Company recognizes that a strong governance framework is essential to an effective executive compensation program. This framework and executive compensation philosophy are established by an independent Personnel Committee that is advised by an independent executive compensation consultant.

The Compensation Discussion and Analysis provides additional details about our executive compensation programs. We believe the information provided above and within the Compensation Discussion and Analysis demonstrates that our executive compensation programs have been designed appropriately and work effectively to align management’s interests with the interests of shareholders. Accordingly, the Board of Directors requests that you approve our executive compensation programs and philosophy by approving the advisory resolution.

The Board of Directors unanimously recommends that the shareholders vote FOR the advisory resolution approving the Company’s Named Executive Officer compensation.

2016 Proxy Statement	• 33

EXECUTIVE OFFICER COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we discuss the compensation earned in 2015 by the following executive officers (referred to herein as our “Named Executive Officers”). Each officer’s age and title is provided as of December 31, 2015.

Name	Age	Title
Leo P. Denault	56	Chairman of the Board and Chief Executive Officer
Andrew S. Marsh	44	Executive Vice President and Chief Financial Officer
Theodore H. Bunting, Jr.	57	Group President, Utility Operations
William M. Mohl	56	President, Entergy Wholesale Commodities
Roderick K. West	47	Executive Vice President and Chief Administrative Officer

CD&A Table of Contents

34 •	2016 Proxy Statement

EXECUTIVE OFFICER COMPENSATION

CD&A HIGHLIGHTS

2015 Performance

Entergy delivered strong financial results in 2015. Our operational earnings of $6.00 per share substantially exceeded the midpoint of the guidance range we set at the beginning of the year of $5.50 per share, and our operational operating cash flow of $3.347 billion exceeded our target for 2015 by approximately $592 million. In 2015, our Board approved a 2.4% increase in our dividend, the first increase in more than five years. Our objective is a steady, predictable trajectory in our dividend payout going forward. Credit metrics remained strong across our operating companies, which helps ensure we have access to the capital we need to invest in our business.

Two years ago, we set a clear vision for our company: We Power Life; and a clear mission: create sustainable value for our customers, owners, employees and communities. In 2015, we made clear progress on numerous operational and regulatory priorities that are critical to creating sustainable value for all of our stakeholders. Much of our work in 2015 was focused on building a foundation to become more predictable and deliver stable utility, parent and other earnings growth. We also took significant steps to provide greater certainty around our Entergy Wholesale Commodities (EWC) business and its ability to generate positive cash flows.

Our utility strategy includes aggressive investment plans to modernize our infrastructure and maintain reliability. We made significant progress in 2015 toward meeting our customers’ long-term need for clean, reliable power at reasonable rates:

•

In generation, we secured the necessary retail regulatory approvals for the recently completed acquisition of the 1,980-megawatt Union Power Station in Arkansas and selected the self-build option for a new 980-megawatt combined-cycle gas turbine unit in Louisiana.

•	We launched utility-scale solar projects to provide access to renewable energy sources to customers in Arkansas, Mississippi and New Orleans.
•

In transmission and distribution, we invested in projects to improve reliability and resiliency, connect new customers and better handle flow patterns created by our move to the Midcontinent Independent System Operator, Inc. (MISO).

•

We initiated the Lake Charles Transmission Project, one of the largest transmission projects in our history, including two new substations, expansion of two existing substations and 25 miles of new high voltage transmission lines to move power reliably and efficiently into one of the fastest growing regions of our service territory.

To facilitate our ability to make these types of productive investments for our customers, we work to mitigate the impact on customer bills. Our average monthly bills are more than 20 to 25% below the national average, a significant advantage for our customers and communities. We completed our second year in MISO, a move that will have meaningful long-term benefits in lowering costs for our customers through participation in a broader market. We advanced efforts to support industrial growth in our region, which drives demand for power and helps us maintain favorable rates. We also strengthened our ability to access capital to make investments through progressive regulatory mechanisms, a stronger balance sheet and financial flexibility. Positive developments in 2015 include the passage of legislation in Arkansas, Texas and Mississippi that supports our ability to meet our customers’ needs; the combination of our two Louisiana operating companies into one utility to facilitate future investment; improved regulatory frameworks in Arkansas and Texas that are better aligned to facilitate future investments; and the transfer of the Algiers assets to Entergy New Orleans from Entergy Louisiana.

2016 Proxy Statement	• 35

EXECUTIVE OFFICER COMPENSATION

We took significant steps in 2015 to provide greater certainty around EWC and its ability to generate positive cash flows. Our EWC business faces continued pressure – particularly in the Northeast – from low wholesale power prices, which further declined last year. In the fourth quarter we announced the difficult, but necessary, decisions to close two nuclear plants that are no longer financially viable – Pilgrim Nuclear Power Station in Massachusetts and James A. FitzPatrick Nuclear Power Plant in New York. In December 2015, we also completed the sale of the Rhode Island State Energy Center for $490 million, well above the price we paid in 2011, consistent with our strategy to reduce wholesale market price risk and free up financial resources for other opportunities.

We strengthened the foundation for a safe work environment and a healthy, engaged organization. We continue to evaluate our approach to safety and make improvements to ensure our employees and contractors work safely and go home safely every day after work. We launched a new companywide system to track and report safety-related incidents, developed a new safety manual based on input from more than 600 field personnel, and created a new team within the utility organization to drive consistency and focus. We also continue to emphasize throughout the organization the need for and benefits of improving our organizational health. We are pushing culture change deeper in the organization and monitoring progress through regular employee surveys. Our emphasis is on working more effectively as a team across organizational boundaries to respond to challenges and achieve better outcomes.

We also continued to invest in the strong foundation we are building with our communities. Our efforts are directed toward education with an emphasis on workforce development. In 2015, we initiated a $5 million, five-year initiative to address workforce development issues and create competitive advantage in the communities we serve. In addition, we invested approximately $3 million with organizations such as Teach For America, STEM NOLA, Jobs for America’s Graduates and City Year to help ensure students, particularly in underserved communities, stay in school and graduate with the skills to achieve their goals. Our employees reinforced this commitment, giving more than 95,000 hours of their time to support education and other causes in their communities.

Despite these successes, we were disappointed in aspects of our operational performance. We are committed to maximizing the value of our assets for our customers, owners, employees and communities through industry-leading operational performance. We did not meet this commitment in 2015. Operational deficiencies led the Nuclear Regulatory Commission (NRC) to determine that two of our nuclear generating facilities – Arkansas Nuclear One in our utility and Pilgrim Nuclear Power Station in EWC – should be subjected to additional NRC oversight. As we work through the evaluation and inspection processes associated with returning these plants to normal oversight status, we are evaluating our nuclear operations across our fleet from top to bottom to identify any systemic issues. We are disappointed in our performance and committed to strengthening a culture of operational excellence throughout our organization.

While our work in 2015 was focused on building a foundation for future growth, our total shareholder return (TSR) for the year was disappointing. After achieving top quartile TSR in 2014, our total shareholder return for 2015 was -18.2 percent, which ranked in the bottom quartile of our Philadelphia Utility Index peer group. However, we saw a marked improvement in our TSR in the latter part of the year, with the result that our TSR for the 4th quarter improved to the top quartile of our peer group. We believe this reflected a recognition by investors that we are taking the right steps to execute on our strategies and overcome the challenges we faced in 2015.

36 •	2016 Proxy Statement

EXECUTIVE OFFICER COMPENSATION

Our Executive Compensation Programs and Practices

We regularly review our executive compensation programs to align them with commonly viewed best practices in the market. Following are some highlights of our executive compensation practices:

What We Do

✓	Require a “double trigger” for severance payments or equity acceleration in the event of a change in control
✓	Maintain a “clawback” policy that goes beyond Sarbanes-Oxley requirements
✓	Cap the maximum payout at 200% of target under our Long-Term Performance Unit Program and under our Annual Incentive Plan for members of the Office of the Chief Executive
✓	Require minimum vesting periods for equity based awards
✓	Target our long-term compensation mix to give more weight to performance units than to time-based restricted stock and stock options combined
✓	Settle 100% of long-term performance unit payouts in shares of Entergy stock
✓	Require executives to hold substantially all equity compensation received from the Company until stock ownership guidelines are met
✓	Prohibit directors and officers from pledging or entering into hedging or other derivative transactions with respect to their Entergy shares
✓	Mitigate undue risk taking in compensation programs
✓	Subject executive officer equity grants to non-compete and non-solicitation covenants

What We Don’t Do

✓	No 280(G) tax “gross up” payments in the event of a change in control
✓	No tax “gross up” payments on any executive perquisites, other than relocation benefits available to all eligible employees
✓	No option repricing or cash buy-outs for underwater options under our equity plans
✓	No agreements providing for severance payments to executive officers that exceed 2.99 times annual base salary and annual incentive awards without shareholder approval
✓	No unusual or excessive perquisites
✓	New officers are excluded from participation in the System Executive Retirement Plan
✓	No grants of supplemental service credit to newly-hired officers under any of the Company’s non-qualified retirement plans

2016 Proxy Statement	• 37

EXECUTIVE OFFICER COMPENSATION

Our Pay for Performance Philosophy

Entergy’s executive compensation programs are based on a philosophy of pay for performance that is embodied in the design of our annual and long-term incentive plans. In keeping with this philosophy, as illustrated below, approximately 85% of the annual target compensation of our Chief Executive Officer and, on average, approximately 71% of the annual target compensation of our other Named Executive Officers (in each case excluding supplemental retirement income) is “at risk” equity or performance-based compensation. The following figures show the approximate breakdown of such total target annual compensation for our CEO and the other Named Executive Officers for 2015.

2015 Incentive Pay Outcomes

We believe that the 2015 pay outcomes for our Named Executive Officers demonstrated the application of our pay for performance philosophy.

Annual Incentive Plan Awards

Awards under our Executive Annual Incentive Plan or Annual Incentive Plan are tied to our financial performance through the Entergy Achievement Multiplier (EAM), which is the performance metric used to determine the maximum funding available for awards under the plan. The 2015 EAM was determined based in equal part on our success in achieving our operational earnings per share (EPS) and operational operating cash flow (OCF) goals set at the beginning of the year. These goals were approved by the Personnel Committee at the beginning of the year based on the Company’s financial plan and the Board’s overall goals for the Company and were consistent with the Company’s published earnings guidance.

For 2015, the Personnel Committee, based on a recommendation of the Finance Committee, determined that management exceeded its operational EPS goal of $5.50 per share by $0.50 and exceeded its operational OCF goal of $2.755 billion by $591 million. Based on the targets and ranges previously established by the Committee, these results would have led to a calculated EAM of 184%. However, the Committee determined that it was appropriate to adjust the reported results downward, for purposes of evaluating management’s degree of success in achieving its financial objectives for 2015, to reflect (i) amounts that had been included in both the financial plan and targets related to the anticipated effect of an adverse litigation outcome that did not materialize in the year, and (ii) certain beneficial effects on operational EPS and OCF resulting from impairments that occurred with respect to certain of the Company’s wholesale nuclear generating plants in 2015. Following these adjustments, the Committee determined the Entergy Achievement Multiplier for 2015 to be 156%.

38 •	2016 Proxy Statement

EXECUTIVE OFFICER COMPENSATION

In determining individual executive officer awards, the Committee exercised its discretion to reduce awards to all members of the Office of the Chief Executive because it determined that despite the Company’s strong financial performance in relation to the goals set at the beginning of the year and management’s success executing on the Company’s strategies in 2015, management had not fully met the Board’s expectations with respect to certain aspects of the Company’s operational performance. In determining the extent of this adjustment for individual officers, the Committee took into account the officer’s key accountabilities and accomplishments and individual performance executing on the Company’s strategies. This resulted in a payout of 115% of target for our Chief Executive Officer, 135% of target for our Chief Financial Officer and our Chief Administrative Officer, and 153% of target for our Group President, Utility Operations and our President, Entergy Wholesale Commodities.

Long-Term Performance Unit Program Payouts

Performance under our Long-Term Performance Unit Program is measured over a three year period by assessing Entergy’s total shareholder return in relation to the total shareholder return of the companies included in the Philadelphia Utility Index. Payouts are based solely on relative performance. Although we had strong relative total shareholder return for 2014, our total shareholder return did not compare favorably to our peers in the Philadelphia Utility Index for 2013 and 2015. As a result, for the three year performance period ending in 2015, the Company’s total shareholder return was at the bottom of the third quartile of the companies in the index, resulting in a payout of 25% of target for our executive officers. Payouts were made 100% in shares of Entergy stock that are required to be held by executives until they satisfy our executive stock ownership guidelines.

The Link Between Pay and Performance

The chart below compares, for each of the past three years, the Chief Executive Officer’s target direct compensation – comprising (i) base salary, (ii) Annual Incentive Plan target, and (iii) long-term incentive compensation consisting of performance unit, stock option and restricted stock grants, all valued at their grant date fair values – with the value of such compensation actually delivered or deliverable under our programs as of December 31, 2015, calculated as described below. The chart also illustrates how our total shareholder return (consisting of stock price appreciation/depreciation and dividends paid during the period) has compared to the total shareholder return of the companies in the Philadelphia Utility Index over the three year period presented. We believe this chart illustrates the important role that “at risk” performance-based compensation plays in linking the value of compensation actually received by our Chief Executive Officer to the various performance measures used by our programs and to the Company’s total shareholder return.

2016 Proxy Statement	• 39

EXECUTIVE OFFICER COMPENSATION

The compensation delivered or deliverable for each year was calculated as of December 31, 2015 based on:

•	amounts actually paid under the Annual Incentive Plan;
•

payouts actually received under the Long-Term Performance Unit Program or, for performance periods still in progress, the estimated shares that would be payable if the performance periods ended on December 31, 2015, valued based on the closing price of Entergy common stock of $68.36 on December 31, 2015;

•	the intrinsic (“in-the-money”) value of the stock options granted in the applicable year based on the closing price of Entergy common stock of $68.36 on December 31, 2015; and
•	for restricted stock grants, the value of such shares at December 31, 2015.

We reflect as “unvested LTI” the sum of the values, determined as set forth above, of (i) performance units for in-progress performance periods, (ii) shares of restricted stock that are unvested as of January 31, 2016, and (iii) stock options that are unvested as of January 31, 2016. The actual payouts for the performance unit grants made in 2014 and 2015 (for the 2014-2016 and the 2015-2017 performance periods) will be determined based on our total shareholder return in relation to our peers for the applicable performance period. The value of other equity-based compensation will change depending on our future stock price performance.

Results of 2015 Advisory Vote on Executive Compensation

The Company conducts an annual advisory vote on executive compensation. While the votes are not binding, the Personnel Committee believes that an annual Say On Pay advisory vote offers shareholders the opportunity to express their views regarding the Company’s executive compensation programs and the Committee’s decisions on executive compensation. At our 2015 Annual Meeting of Shareholders, approximately 95% of the votes cast with respect to our Say On Pay proposal were voted in favor of the Company’s Named Executive Officer compensation. Given the approximately 95% level of support for the Company’s executive compensation programs at our 2015 Annual Meeting, the Committee believes that the Company’s shareholders are very satisfied with our executive compensation pay practices. As a result, the Personnel Committee did not make any changes to Entergy’s executive compensation programs in response to this advisory vote.

40 •	2016 Proxy Statement

EXECUTIVE OFFICER COMPENSATION

Shareholder Engagement

Our commitment to understanding the interests and perspectives of our shareholders is a key component of our corporate governance strategy and compensation philosophy. Our management regularly participates in investor and industry conferences throughout the year to discuss our performance, share our perspective on Company and industry developments, and solicit feedback on our financial and operational performance. We also regularly reach out directly to voting and corporate governance contacts at our largest shareholders during the proxy season to provide them with an opportunity to discuss our Say on Pay proposal and any questions or concerns they may have, and in recent years we have expanded this effort to include an extensive offseason outreach process, when many of our investors find it more convenient to engage with us.

Accordingly, in late 2015 and early 2016, we engaged in a broad offseason outreach effort to solicit the views of our largest shareholders on our executive compensation programs and practices and other corporate governance matters and to allow them to ask questions of us. We reached out to the holders of approximately 43% of our outstanding shares, resulting in substantive engagements with the holders of approximately 22% of our outstanding shares. In these engagements, we discussed the following issues and topics of mutual interest, among others:

•	Industry and business developments;
•	Corporate strategy;
•	Executive compensation;
•	Corporate governance issues, including proxy access;
•	Environmental and social issues; and
•	Proxy statement disclosures, including recommendations for enhancements.

We were gratified to learn that the investors we spoke with remain supportive of the leadership our Board and management are providing and the business strategies our management is pursuing. They generally agreed with our view that our executive compensation programs are well designed to align pay with performance and had done so effectively over the past several years, despite significant challenges that have led to total shareholder return that, with the exception of 2014, has lagged the median total shareholder return of the Philadelphia Utility Index for a significant period of time. In addition to this feedback, we received suggestions for enhancing our proxy statement disclosures, and we have sought to respond to those suggestions by, among other things, providing additional information about how we established the targets for our Annual Incentive Plan and additional information concerning our Board of Directors, and by other changes we have made to simplify the presentation of information and make important information more accessible. The comments, questions and suggestions offered by our investors were shared with and discussed by the full Board and their perspectives will inform the Board’s decision making in 2016 and beyond.

WHAT WE PAY AND WHY

Our Pay for Performance Philosophy

Entergy’s executive compensation programs are based on a philosophy of pay for performance that is embodied in the design of our annual and long-term incentive plans. We believe the executive pay programs described in this section and in the accompanying tables have played a material role in our ability to drive strong financial and operational results and to attract and retain a highly experienced and successful management team. Our Annual Incentive Plan incentivizes and rewards the achievement of operational financial metrics that are deemed by the Personnel Committee to be consistent with the overall goals and strategic direction that the Board has approved for the Company. Our long-term incentive programs further align the interests of our executives and our shareholders by directly tying the value of the equity awards granted to executives under these

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programs to the performance of our stock price and our total shareholder return. By incentivizing officers to achieve important financial and operational objectives and create long-term shareholder value, these programs play a key role in creating sustainable value for the benefit of all of our stakeholders, including our shareholders, customers, employees and communities.

How We Set Target Pay

To develop a competitive compensation program, the Personnel Committee annually reviews compensation data from two sources:

Survey Data

The Committee uses published and private compensation survey data to develop marketplace compensation levels for our executive officers. The data, which are compiled by Pay Governance, LLC, the Committee’s independent compensation consultant, compare the current compensation opportunities provided to each of our executive officers against the compensation opportunities provided to executives holding similar positions at companies with corporate revenues similar to ours. For non-industry specific positions such as a chief financial officer, the Committee reviews general industry data for total cash compensation (base salary and annual incentive) since the market for talent is broader than the utility sector. For management positions that are industry-specific, such as Group President, Utility Operations, the Committee reviews data from utility companies for total cash compensation. However, for long-term incentives, all positions are reviewed relative to utility market data. The survey data reviewed by the Committee cover hundreds of companies across a broad range of industries and approximately 60 investor-owned utility companies. In evaluating compensation levels against the survey data, the Committee considers only the aggregated survey data. The identities of the companies participating in the compensation survey data are not disclosed to, or considered by, the Committee in its decision-making process and, thus, are not considered material by the Committee.

The Committee uses this survey data to develop compensation opportunities that are designed to deliver total target compensation at approximately the 50th percentile of the surveyed companies in the aggregate. The survey data are the primary data used for purposes of assessing target compensation. As a result, Mr. Denault, our Chief Executive Officer, is compensated at a higher level than our other Named Executive Officers, reflecting market practices that compensate chief executive officers at greater potential compensation levels with more pay “at risk” than other Named Executive Officers, due to the greater responsibilities and accountability required of a Chief Executive Officer. In most cases, the Committee considers its objectives to have been met if our Chief Executive Officer and the eight (8) other executive officers (including all of the Named Executive Officers) who constitute what we refer to as our Office of the Chief Executive each has a target compensation opportunity that falls within the range of 85% – 115% of the 50th percentile of the survey data. Promoted officers or officers who are new to their roles may be transitioned into the targeted market range over time. Actual compensation received by an individual officer may be above or below the targeted range based on an individual officer’s skills, performance, experience and responsibilities, Company performance and internal pay equity. For 2015, the total target compensation of each of our Named Executive Officers fell within the targeted range except for one officer whose total targeted compensation was set above the targeted range, based on the Committee’s assessment of his skills, performance, experience and responsibilities and internal pay equity.

Proxy Analysis

Although the survey data described above are the primary data used in determining compensation, the Committee reviews data derived from the proxy statements of companies included in the Philadelphia Utility Index as an additional point of comparison. The proxy data are used to compare the compensation levels of our Named Executive Officers with the compensation levels of the

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corresponding top five highest paid executive officers of the companies included in the Philadelphia Utility Index, as reported in their proxy statements, based on pay rank and without regard to roles and responsibilities, except with respect to the Chief Executive Officer and Chief Financial Officer, for whom comparable roles are used. The Personnel Committee uses this analysis to evaluate the overall reasonableness of the Company’s compensation programs. The following companies were included in the Philadelphia Utility Index at the time the proxy data from the 2015 filings were compiled:

•      AES Corporation

•      Ameren Corporation

•      American Electric Power Co. Inc.

•      CenterPoint Energy Inc.

•      Consolidated Edison Inc.

•      Covanta Holding Corporation

•      Dominion Resources Inc.

•      DTE Energy Company

•      Duke Energy Corporation

•      Edison International

•      El Paso Electric

•      Eversource Energy (formerly Northeast Utilities)

•      Exelon Corporation

•      FirstEnergy Corporation

•      NextEra Energy

•      PGE Corporation

•      Public Service Enterprise Group, Inc.

•      Southern Company

•      Xcel Energy

Executive Compensation Elements

The following table summarizes the elements of target direct compensation granted or paid to our executive officers under our 2015 executive compensation program. The program uses a mix of fixed and variable compensation elements and provides alignment with both short- and long-term business goals through annual and long-term incentives. Our incentives are designed to drive overall corporate performance, specific business unit strategies, and individual performance using performance and operational measures the Committee believes correlate to shareholder value and align with our strategic vision and operating priorities. The Committee establishes the performance measures and ranges of performance for the variable compensation elements. An individual’s award is based primarily on corporate performance, market-based compensation levels and individual performance.

Summary of Compensation Elements

Element	Key Characteristics	Why We Pay This Element	How We Determine the Amount	2015 Decisions
Base Salary	Fixed compensation component payable in cash. Reviewed annually and adjusted when appropriate.	Provides a base level of competitive cash compensation for executive talent.	Experience, job scope, market data, individual performance and internal pay equity.	• All of the Named Executive Officers received increases in their base salaries ranging from 2.4% to 5.4% See page 45.
Annual Incentive Awards	Variable compensation component payable in cash based on performance against goals established annually.	Motivate and reward executives for performance on key financial and operational measures during the year.

Target opportunity is determined based on job scope, market data and internal equity.

For 2015, awards were determined based on success in meeting operational earnings per share and operational operating cash flow targets, subject to downward adjustment at

•   Mr. Denault’s target annual incentive award for 2015 was 125% of base salary, and target awards were 70% of base salary for the other Named Executive Officers.

•   Strong operational and financial performance resulted

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Element	Key Characteristics	Why We Pay This Element	How We Determine the Amount	2015 Decisions
the Personnel Committee’s discretion.

in awards at 153% of target for our Group President, Utility Operations and our President, Entergy Wholesale Commodities, 135% of target for our Chief Financial Officer and Chief Administrative Officer, and 115% of target for our Chief Executive Officer, after downward adjustment for failure to fully meet the Board’s expectations with respect to certain aspects of the Company’s operational performance. See pages 46-48.

Long-Term Performance Unit Program	Each performance unit equals the value of one share of our common stock. Performance is measured at the end of a three-year performance period. Each unit also earns the equivalent of the dividends paid during the performance period. Performance units granted under the Long-Term Performance Unit Program are settled in shares of Entergy common stock rather than in cash.	Focuses our executive officers on building long-term shareholder value and increases our executive officers’ ownership of our common stock.	Payout based on Entergy’s total shareholder return relative to the total shareholder return of the companies in the Philadelphia Utility Index.

•   Performance unit grants for the 2015 to 2017 performance period represented approximately 40% of total target compensation for our Chief Executive Officer and approximately 31% for the other Named Executive Officers.

•   Strong relative total shareholder return for 2014, combined with unfavorable relative TSR in 2013 and 2015, resulted in performance at the bottom of the third quartile for the 2013 to 2015 performance period, yielding a payout of 25% of target for the Named Executive Officers.

Stock Options	Non-qualified stock options are granted at fair market value, have a ten-year term and vest over 3 years – 33 1/3% on each anniversary of the grant date.	Reward executives for absolute value creation and coupled with restricted stock provide competitive compensation, retain	Job scope, market data, individual performance and Company performance.	• Stock options granted in 2015 represented approximately 13% of total target compensation for our Chief Executive Officer and approximately 10% for the other Named Executive Officers.

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Element	Key Characteristics	Why We Pay This Element	How We Determine the Amount	2015 Decisions
executive talent and increase our executive officers’ ownership in our common stock.
Restricted Stock Awards	Restricted stock awards vest over 3 years – 33 1/3% on each anniversary of the grant date, have voting rights and accrue dividends during the vesting period.	Coupled with stock options, align interests of executives with long-term shareholder value, provide competitive compensation, retain executive talent and increase our executive officers’ ownership of our common stock.	Job scope, market data, individual performance and Company performance.	• Restricted stock granted in 2015 represented approximately 13% of total target compensation for our Chief Executive Officer and approximately 10% for the other Named Executive Officers.

Short-Term Compensation

Base Salary

The Personnel Committee determines the base salaries for all of our Named Executive Officers based on competitive compensation data, performance considerations and advice provided by the Committee’s independent compensation consultant. The Committee also considers internal pay equity; however, the Committee has not established any predetermined formula against which the base salary of one Named Executive Officer is measured against another officer or employee.

In 2015, all of the Named Executive Officers received merit increases in their base salaries ranging from 2.4% to 5.4%. The increases in base salary were made in light of current economic conditions and the projected growth in executive salaries in 2015 based on the market data previously discussed in this CD&A under “What We Pay and Why – How We Set Target Pay,” as well as an internal pay equity comparison.

The following table sets forth the 2014 and 2015 base salaries for our Named Executive Officers. Changes in base salaries for 2015 were effective in April.

Named Executive Officer	2014 Base Salary	2015 Base Salary
Leo P. Denault	$1,110,000	$1,170,000
Andrew S. Marsh	$517,500	$537,892
Theodore H. Bunting, Jr.	$596,960	$611,960
William M. Mohl	$571,200	$586,200
Roderick K. West	$628,044	$643,044

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Annual Incentive Plan

We include performance-based incentives in the Named Executive Officers’ compensation packages because we believe performance-based incentives encourage our Named Executive Officers to pursue objectives consistent with the overall goals and strategic direction that the Board has approved for our Company.

Under the Annual Incentive Plan, we use a performance metric known as the Entergy Achievement Multiplier to determine the percentage of target annual plan opportunities that will be paid each year to each Named Executive Officer, subject to downward adjustment, at the Personnel Committee’s discretion, based on individual performance and other factors deemed relevant by the Personnel Committee. For 2015, the Personnel Committee increased the target annual plan opportunity for Mr. Denault from 120% to 125% of base salary and maintained a target annual plan opportunity of 70% of base salary for the other Named Executive Officers. The target opportunities established for these officers were comparable to the target opportunities historically set for these positions and levels of responsibility, except for Mr. Denault’s. Mr. Denault’s target opportunity was increased to align it with target opportunities of other chief executive officers based on the compensation survey data compiled by Pay Governance. The Named Executive Officers may earn a maximum payout ranging from 0% to 200% of their target opportunity, calculated as described in the table below.

Each year the Personnel Committee reviews the performance measures used to determine the Entergy Achievement Multiplier. In December 2014, the Personnel Committee decided to retain for 2015 the performance measures used for determining the 2014 Entergy Achievement Multiplier. These measures were operational earnings per share (EPS) and operational operating cash flow (OCF), with each measure weighted equally. The Committee considered a variety of other potential measures, but determined that operational EPS and OCF continued to be the best metrics to use because, among other things, they are objective measures that our investors consider to be important in evaluating our financial performance and because our goals in that regard are broadly communicated both internally and externally. This provides both discipline and transparency that the Committee believes are important objectives of any well designed incentive compensation plan.

The Personnel Committee also engages in a rigorous process each year to establish the targets for the Annual Incentive Plan with a goal of establishing target achievement levels that are consistent with the Company’s strategy and business objectives for the upcoming year, as reflected in its financial plan, and sufficient to drive results that represent a high level of achievement for the Company, taking into consideration the applicable business environment and specific challenges facing the Company. These targets are approved based on a comprehensive review by the full Board of the Company’s financial plan, including changes in commodity market conditions and other key drivers of anticipated changes in performance from the preceding year. The Committee further confirms that the targets it approves are aligned with the earnings guidance that will be communicated to the financial markets, which assures that the internal targets we set for purposes of our incentive compensation plans are aligned with the external expectations set and communicated to our shareholders.

In January 2015, after full Board review of management’s 2015 financial plan for the Company and engaging in the process discussed above, the Committee determined the Annual Incentive Plan targets to be used for purposes of determining Annual Incentive Plan awards for 2015. In keeping with its past practice, the Committee also determined that for purposes of measuring performance against such targets, the Committee would exclude the effect on reported results of any major storms that may occur during the year. This exclusion was viewed by the Committee as appropriate because although the Company includes estimates for minor storm events in its financial plan, it does not include estimates for a major storm event, such as a hurricane.

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In determining the targets to set for 2015, the Committee reviewed anticipated drivers for operational EPS and OCF for 2015 as set forth in the Company’s financial plan. Operational EPS was expected to decline somewhat from 2014 due primarily to lower expected earnings from the Company’s EWC business as a result of substantially lower wholesale power prices and the absence of revenue from the Vermont Yankee Nuclear Power Station, which shut down at the end of 2014, partially offset by expected Utility sales growth and a lower anticipated tax rate in 2015. Operational OCF also was expected to decline from 2014 due to, among other things, higher tax payments, the absence of securitization proceeds received in 2014 from Hurricane Isaac securitizations and the cash effect of an anticipated adverse litigation outcome. Based on this review, the Personnel Committee set the operational EPS and OCF targets for 2015, which targets aligned with the Company’s financial plan and its financial guidance for 2015 that was subsequently communicated to investors.

The following table shows the Annual Incentive Plan targets established by the Personnel Committee in January 2015, and 2015 results, as adjusted downward by the Committee as described below:

Annual Incentive Plan Targets and Results
	Performance Goals(1)
	Minimum	Target	Maximum	2015 Results
Operational Earnings Per Share ($)	4.95	5.50	6.05	6.00
Operational Operating Cash Flow ($ billion)	2.380	2.755	3.130	3.347
EAM as % of Target	25%	100%	200%	156%(2)

(1)

Payouts for performance between minimum and target achievement levels and between target and maximum levels are calculated using straight-line interpolation. There is no payout for performance below minimum.

(2)	Reflects downward adjustment by the Personnel Committee, as further described below.

In January 2016, the Finance and Personnel Committees jointly reviewed the Company’s financial results against the performance objectives reflected in the table above. Management discussed with the committees the Company’s operational EPS and OCF results for 2015, including primary factors explaining how those results compared to the 2015 business plan and Annual Incentive Plan targets. Operational EPS for 2015 exceeded the target of $5.50 per share by $0.50, while operational OCF exceeded the target of $2.755 billion by approximately $592 million, leading to a calculated EAM of 184%. However, the Committee determined that it was appropriate to adjust the reported results downward, for purposes of evaluating management’s degree of success in achieving its financial objectives for 2015, to reflect (i) amounts that had been included in both the financial plan and targets related to the anticipated effect of an adverse litigation outcome that did not materialize in the year, and (ii) certain beneficial effects on operational EPS and OCF resulting from impairments that occurred with respect to certain of the Company’s wholesale nuclear generating plants in 2015. The Committee considered it appropriate to exclude these beneficial effects from the reported results in keeping with the classification of the related impairments as a special item in 2015, which meant that they were excluded from operational results. Following these adjustments, the Committee determined the Entergy Achievement Multiplier for 2015 to be 156%. The Committee also reviewed the special items that had been excluded from as-reported EPS and OCF to determine operational EPS and OCF, which included asset impairments and related write-offs at EWC related to the Company’s 2015 decision to close two nuclear generating plants, a gain on the sale by EWC of a natural gas-fired generating plant, and certain costs associated with nuclear plant closings.

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In determining individual executive officer awards under the Annual Incentive Plan, the Committee considered individual performance and, in particular, whether there were additional factors beyond those captured by the EAM measures that should be taken into account in determining whether to exercise negative discretion to reduce awards below the levels determined by the EAM. The Committee determined that in general, despite the Company’s strong financial performance in relation to plan and management’s success executing on the Company’s strategies in 2015, a negative adjustment was appropriate with respect to all of the members of the Office of the Chief Executive as a result of management’s failure to fully meet the Board’s expectations with respect to certain aspects of the Company’s operational performance. In determining the extent of this adjustment for individual officers, the Committee took into account the officer’s key accountabilities and accomplishments and individual performance executing on the Company’s strategies. This resulted in a payout of 115% of target for our Chief Executive Officer, 135% of target for our Chief Financial Officer and our Chief Administrative Officer, and 153% of target for our Group President, Utility Operations and our President, Entergy Wholesale Commodities.

Based on the foregoing evaluation of management performance, the Personnel Committee approved the following Annual Incentive Plan payouts to each Named Executive Officer for 2015:

Named Executive Officer	Base Salary	Target as Percentage of Base Salary	Payout as Percentage of Base Salary	2015 Annual Incentive Award
Leo P. Denault	$1,170,000	125%	144%	$1,681,875
Andrew S. Marsh	$537,892	70%	95%	$508,308
Theodore H. Bunting, Jr.	$611,960	70%	107%	$655,409
William M. Mohl	$586,200	70%	107%	$627,820
Roderick K. West	$643,044	70%	95%	$607,677

Long-Term Incentive Compensation

Our goal for our long-term incentive compensation is to focus our executive officers on building shareholder value and to increase our executive officers’ ownership of our common stock in order to more closely align their interest with those of our shareholders. In our long-term incentive compensation program, we use a mix of performance units, restricted stock and stock options. Performance units reward the Named Executive Officers on the basis of total shareholder return, which is a measure of stock price appreciation and dividend payments, in relation to the companies in the Philadelphia Utility Index. Restricted stock ties our executive officers’ long-term financial interest to the long-term financial interests of our shareholders. Stock options provide a direct incentive to increase the value of our common stock. In general, we seek to allocate the total value of long-term incentive compensation as follows:

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Awards for individual Named Executive Officers may vary from this target as a result of individual performance, promotions and internal pay equity. All of the performance units, shares of restricted stock and stock options granted to our Named Executive Officers in 2015 were awarded under our 2011 Equity Ownership Plan and Long-Term Cash Incentive Plan (“2011 Equity Ownership Plan”), except for Mr. Marsh’s restricted stock unit grant described below which was granted pursuant to the 2015 Equity Ownership Plan (together with the 2011 Equity Ownership Plan, the “Equity Ownership Plans”). The Equity Ownership Plans require both a change in control and an involuntary job loss or substantial diminution of duties (a “double trigger”) for the acceleration of these awards upon a change in control.

Performance Unit Program

We issue performance unit awards to our Named Executive Officers under our Long-Term Performance Unit Program. Each performance unit represents the value of one share of our common stock at the end of the three-year performance period, plus dividends accrued during the performance period. The Personnel Committee sets payout opportunities for the program at the outset of each performance period, and the program is structured to reward Named Executive Officers only if performance goals approved by the Personnel Committee are met. The Personnel Committee has no discretion to make awards if minimum performance goals are not achieved.

The performance units granted under the Long-Term Performance Unit Program and accrued dividends on any shares earned during the performance period are settled in shares of Entergy common stock rather than cash. All shares paid out under the Long-Term Performance Unit Program are required to be retained by our officers until applicable executive stock ownership requirements are met.

The Long-Term Performance Unit Program specifies a minimum, target and maximum achievement level, the achievement of which will determine the number of performance units that may be earned by each participant. We measure performance by assessing Entergy’s total shareholder return relative to the total shareholder return of the companies in the Philadelphia Utility Index, which we refer to as our peer companies. The Personnel Committee identified the Philadelphia Utility Index as the appropriate industry peer group for this purpose because the companies included in this index, in the aggregate, approximate the Company in terms of business and scale. The Personnel Committee chose relative total shareholder return as a measure of performance because it reflects the Company’s creation of shareholder value relative to other electric utilities over the performance period. It also takes into account dividends paid by the companies in this index and normalizes certain events that affect the industry as a whole. Minimum, target and maximum performance levels are determined by reference to the ranking of Entergy’s total shareholder return against the total shareholder return of the companies in the Philadelphia Utility Index.

Performance Unit Program Grants. At any given time, a participant in the Long-Term Performance Unit Program may be participating in up to three performance periods. Currently, eligible participants are participating in the 2014-2016, the 2015-2017 and the 2016-2018 performance periods. Subject to achievement of the applicable performance levels as described below, the Personnel Committee established the following target performance unit payout opportunities for each of the 2013-2015, 2014-2016, and 2015-2017 performance periods.

Named Executive Officer	2013-2015 Target Opportunity	2014-2016 Target Opportunity	2015-2017 Target Opportunity
Leo P. Denault(1)	37,156	40,000	33,100
Andrew S. Marsh(1)	7,442	9,400	6,550
Theodore H. Bunting, Jr.	7,600	9,400	6,550
William M. Mohl(1)	7,472	9,400	6,550
Roderick K. West	7,600	9,400	6,550

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(1)	Messrs. Denault, Marsh and Mohl received pro-rated awards for the 2013-2015 performance cycles as a result of their promotions in 2013.

For the 2013-2015 and 2014-2016 performance cycles, the range of potential payouts under the program is shown below.

Performance Level	Minimum	Target	Maximum
Total Shareholder Return	Bottom of Third Quartile	50th percentile	Top Quartile
Payout	25% of target	100% of target	200% of Target

There is no payout for performance that falls within the lowest quartile of performance of the peer companies. Payouts between minimum and target and between target and maximum are calculated by interpolating between the performance of the company in the bottom position of the third quartile and the median or between the median and the performance of the company at the bottom position of the top quartile of the peer companies, respectively. For top quartile performance, a maximum payout of 200% of target is earned.

For the 2015 – 2017 performance cycle, there also is no payout for performance that falls within the lowest quartile of performance of the peer companies and for top quartile performance a maximum payout of 200% of target is earned. However, payouts between minimum and target and between target and maximum are calculated by interpolating between the performance of the company at the top of the fourth quartile of performance of the peer companies and the median or between the median and the performance of the company at the bottom position of the top quartile of performance of the peer companies, respectively.

Payout for the 2013-2015 Performance Period. In January 2016, the Committee reviewed the Company’s total shareholder return for the 2013-2015 performance period in order to determine the payout to participants for the 2013-2015 performance period. The Committee compared the Company’s total shareholder return against the total shareholder return of the companies that comprise the Philadelphia Utility Index, with the performance measures and range of potential payouts for the 2013-2015 performance similar to the range of payouts discussed above. As recommended by the Finance Committee, the Personnel Committee determined that the Company’s relative total shareholder return fell at the bottom of the third quartile of the Philadelphia Utility Index for the 2013-2015 performance period, resulting in payouts to the Named Executive Officers of 25% of target. Payouts under our performance unit program are made in shares of Entergy common stock. For the 2013-2015 performance period, the following numbers of shares of Entergy common stock were issued: Mr. Denault – 10,644 shares, Mr. Marsh – 2,132 shares, Mr. Mohl – 2,140 shares and Mr. Bunting and Mr. West – 2,177 shares.

Stock Options and Restricted Stock

We grant stock options and restricted stock as part of our long-term incentive program to our executive officers. As previously discussed, the Personnel Committee considers several factors in determining the number of stock options and shares of restricted stock it will grant to our Named Executive Officers, including individual performance, internal equity, prevailing market practice, targeted long-term value created by the use of stock options and restricted stock, and the potential dilutive effect of stock option and restricted stock grants. The Committee’s assessment of individual performance of each Named Executive Officer is the most important factor in determining the number of shares of restricted stock and stock options awarded, except with respect to the Chief Executive Officer for whom comparative market data is the most important factor. The Committee, in consultation with our Chief Executive Officer, reviews each other Named Executive Officer’s performance, role and responsibilities, strengths and developmental opportunities. Stock option and restricted stock awards for our Chief Executive Officer are determined solely by the Personnel Committee on the basis of the

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same considerations. Mr. Denault’s 2015 awards are comparable to historical awards granted to our Chief Executive Officer and reflect the increased stock price at the time of grant. For all equity awards, the Committee also considers the significant achievements of the Company for the prior year.

The following table sets forth the number of stock options and shares of restricted stock granted to each Named Executive Officer in 2015. The exercise price for each option was $89.90, which was the closing price of Entergy’s common stock on the date of grant.

Named Executive Officer	Stock Options	Shares of Restricted Stock
Leo P. Denault	88,000	12,000
Andrew S. Marsh	24,000	5,000
Theodore H. Bunting, Jr.	22,600	4,800
William M. Mohl	27,000	5,100
Roderick K. West	23,000	4,700

Restricted Stock Units

Restricted stock units granted under our 2015 Equity Ownership Plan represent phantom shares of Company common stock (i.e., non-stock interests that have an economic value equivalent to a share of our common stock). We occasionally grant restricted units for retention purposes, to offset forfeited compensation from a previous employer or for other limited purposes. If all conditions of the grant are satisfied, restrictions on the restricted units lift at the end of the restricted period and the restricted stock units are settled in shares of Entergy common stock. Restricted stock units are generally time-based awards for which restrictions lift, subject to continued employment, generally over a two- to five-year period.

In August 2015, the Personnel Committee granted Mr. Marsh 21,100 restricted stock units. Mr. Marsh’s award was made in recognition of Mr. Marsh’s senior leadership role and direction as the Company’s Executive Vice President and Chief Financial Officer and to encourage retention of his leadership in light of his marketability as a chief financial officer. The Committee noted, based on the advice of its independent consultant, that such grants are an effective means for retention. Mr. Marsh’s restricted stock units will vest in one installment on August 3, 2020 subject to earlier vesting upon death or disability or during a change in control period (as defined in the 2015 Equity Ownership Plan) upon termination of employment by Mr. Marsh with good reason or a termination of employment by Entergy without cause.

Benefits and Perquisites

Entergy’s Named Executive Officers are eligible to participate in or receive the following benefits:

Plan Type	Description
Retirement Plans

Company-sponsored:

•   Defined benefit pension plan, a tax qualified final average pay that covers a broad group of employees;

•   Pension Equalization Plan, a non-qualified restoration plan; and

•   System Executive Retirement Plan, a non-qualified supplemental retirement plan.

See the 2015 Pension Benefits Table on pages 65 and 66 of this Proxy Statement for additional information regarding the operation of the plans described above.

Savings Plan	Company-sponsored 401(k) Savings Plan that covers a broad group of employees. Additional information about the Savings Plan can be found on page 67 of this Proxy Statement.

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Plan Type	Description
Health & Welfare Benefits

Medical, dental and vision coverage, life and accidental death and dismemberment insurance, business travel accident insurance and long-term disability insurance.

Eligibility, coverage levels, potential employee contributions and other plan design features are the same for the Named Executive Officers as for the broad employee population.

2015 Perquisites

Corporate aircraft usage, annual mandatory physical exams and event tickets. For additional information regarding perquisites, see the “All Other Compensation” column in the 2015 Summary Compensation Table on page 59 of this Proxy Statement.

Deferred Compensation	The Named Executive Officers are eligible to defer up to 100% of their base salary and Annual Incentive Plan awards into the Company-sponsored Executive Deferred Compensation Plan
Executive Disability Plan

Eligible individuals who become disabled under the terms of the plan are eligible for 65% of the difference between their base salary and $276,923 (i.e. the base salary that produces the maximum $15,000 monthly disability payment under our general long-term disability plan).

We provide these benefits to our Named Executive Officers as part of providing a competitive executive compensation program and because we believe that these benefits are important retention and recruitment tools since many, if not all, of the companies with which we compete for executive talent provide similar arrangements to their senior executive officers.

Agreements and Post-Termination Plans

Post-Termination Agreements and other Compensation Arrangements

The Committee believes that retention and transitional compensation arrangements are an important part of overall compensation. The Committee believes that these arrangements help to secure the continued employment and dedication of our Named Executive Officers, notwithstanding any concern that they might have at the time of a change in control regarding their own continued employment. In addition, the Committee believes that these arrangements are important as recruitment and retention devices, as all or nearly all of the companies with which we compete for executive talent have similar arrangements in place for their senior employees.

To achieve these objectives, we have established a System Executive Continuity Plan under which each of our Named Executive Officers is entitled to receive “change in control” payments and benefits if such officer’s employment is involuntarily terminated in connection with a change in control of the Company. Severance payments under the System Executive Continuity Plan are based on a multiple of the sum of an executive officer’s annual base salary plus his average Annual Incentive Plan award for the two fiscal years immediately preceding the fiscal year in which the termination of employment occurs. Under no circumstances can this multiple exceed 2.99 times the sum of (a) the executive officer’s annual base salary as in effect at any time within one year prior to the commencement of a change in control period or if higher, immediately prior to a circumstance constituting good reason plus (b) his annual incentive, calculated using the average annual target opportunity derived under the Annual Incentive Plan for the two calendar years immediately preceding the calendar year in which the officer’s termination occurs, or if higher, the annual incentive award actually received under the Annual Incentive Plan for the fiscal year immediately preceding the fiscal year in which the termination of employment occurs. We strive to ensure that the benefits and payment

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levels under the System Executive Continuity Plan are consistent with market practices. Our executive officers, including the Named Executive Officers, will not receive any tax gross up payments on any severance benefits received under this plan. For more information regarding the System Executive Continuity Plan, see “2015 Potential Payments Upon Termination or Change in Control—System Executive Continuity Plan.”

In certain cases, the Committee may approve the execution of a retention agreement with an individual executive officer. These decisions are made on a case by case basis to reflect specific retention needs or other factors, including market practice. If a retention agreement is entered into with an individual officer, the Committee considers the economic value associated with that agreement in making overall compensation decisions for that officer. The Company has voluntarily adopted a policy that any employment or severance agreements providing severance benefits in excess of 2.99 times the sum of an officer’s annual base salary and annual incentive award (other than the value of the vesting or payment of an outstanding equity-based award or the pro rata vesting or payment of an outstanding long-term incentive award) must be approved by the Company’s shareholders.

We currently have retention agreements with Mr. Denault and Mr. Mohl. In general, Mr. Denault’s retention agreement provides for certain payments and benefits in the event of his termination of employment by Entergy other than for cause, by Mr. Denault for good reason or on account of his death or disability. See “2015 Potential Payments Upon Termination or Change in Control – Mr. Denault’s Retention Agreement.” As a result of Mr. Denault reaching age 55, certain severance payment provisions in his retention agreement no longer apply. Mr. Denault will not receive tax gross up payments on any payments or benefits he may receive under his agreement. Mr. Denault’s retention agreement was entered into in 2006 when he was our Chief Financial Officer and was designed to reflect the competition for chief financial officer talent in the marketplace at that time and the Committee’s assessment of the critical role this position played in executing the Company’s long-term financial and other strategic objectives. Based on the market data provided by its former independent compensation consultant, the Committee believes the benefits and payment levels under Mr. Denault’s retention agreement are consistent with market practices.

In 2013, we entered into a retention agreement with Mr. Mohl when he became President, Entergy Wholesale Commodities that provides for severance payments if his employment is terminated upon the occurrence of certain events related to the Entergy Wholesale Commodities business (an “EWC Event”) and subsequent to such event, he does not continue employment with the wholesale commodities business and is not offered a comparable position with an Entergy System company. Upon termination, Mr. Mohl would receive a payment equal to two times his base salary plus his target annual incentive bonus for the year of termination. If the EWC Event is considered a change in control under our System Executive Continuity Plan, he will instead only receive the benefits he is eligible for under that plan. In addition, any benefits provided under any other Company severance or retention plan will offset dollar for dollar any benefits payable under Mr. Mohl’s retention agreement. This retention agreement was entered into in light of the unique challenges facing the Entergy Wholesale Commodities business at the time Mr. Mohl assumed his position. In determining the type and size of the amount of payment under this retention agreement, we consulted with our independent compensation consultant to confirm that the economic value of this arrangement was consistent with market practice.

For additional information regarding the System Executive Continuity Plan and Mr. Denault’s and Mr. Mohl’s retention agreements described above, see “2015 Potential Payments Upon Termination or Change in Control” beginning on page 69 of this Proxy Statement.

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COMPENSATION POLICIES AND PRACTICES

We strive to ensure that our compensation philosophy and practices are in line with the best practices of companies in our industry as well as other companies in the S&P 500. Some of these practices include the following:

Clawback Provisions

We have adopted a clawback policy that covers all individuals subject to Section 16 of the Exchange Act, including all of the members of our Office of the Chief Executive. Under the policy, the Committee will require reimbursement of incentives paid to these executive officers where:

•

(i) the payment was predicated upon the achievement of certain financial results with respect to the applicable performance period that were subsequently determined to be the subject of a material restatement other than a restatement due to changes in accounting policy; or (ii) a material miscalculation of a performance award occurs, whether or not the financial statements were restated and, in either such case, a lower payment would have been made to the executive officer based upon the restated financial results or correct calculation; or

•

in the Board of Directors’ view, the executive officer engaged in fraud that caused or partially caused the need for a restatement or caused a material miscalculation of a performance award, in each case, whether or not the financial statements were restated.

The amount the Committee requires to be reimbursed is equal to the excess of the gross incentive payment made over the gross payment that would have been made if the original payment had been determined based on the restated financial results or correct calculation. Further, following a material restatement of our financial statements, we will seek to recover any compensation received by our Chief Executive Officer and Chief Financial Officer that is required to be reimbursed under Section 304 of the Sarbanes-Oxley Act of 2002.

Stock Ownership Guidelines and Share Retention Requirements

For many years, the Company has had stock ownership guidelines for executives, including the Named Executive Officers. These guidelines are designed to align the executives’ long-term financial interests with those of shareholders. Annually, the Personnel Committee monitors the executive officers’ compliance with these guidelines.

Our ownership guidelines are as follows:

Role	Value of Common Stock to be Owned
Chief Executive Officer	6 times base salary
Executive Vice Presidents	3 times base salary
Senior Vice Presidents	2 times base salary
Vice Presidents	1 time base salary

Further, to ensure compliance with the guidelines, until an executive officer satisfies the stock ownership guidelines, the officer must retain:

•	all net after-tax shares paid out under our Long-Term Performance Unit Program;
•	all net after-tax shares of our restricted stock received upon vesting; and
•	at least 75% of the after-tax net shares received upon the exercise of Company stock options, except for stock options granted before January 1, 2014, as to which the

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executive officer must retain at least 75% of the after-tax net shares until the earlier of achievement of the stock ownership guidelines or five years from the date of exercise.

Trading Controls and Anti-Pledging and Anti-Hedging Policies

Executive officers, including the Named Executive Officers, are required to receive the permission of the Company’s General Counsel prior to entering into any transaction involving company securities, including gifts, other than the exercise of employee stock options. Trading is generally permitted only during open trading windows occurring immediately following the release of earnings. Employees, who are subject to trading restrictions, including the Named Executive Officers, may enter into trading plans under Rule 10b5-1 of the Exchange Act, but these trading plans may be entered into only during an open trading window and must be approved by the Company. The Named Executive Officer bears full responsibility if he violates Company policy by permitting shares to be bought or sold without pre-approval or when trading is restricted.

We also prohibit our directors and executive officers, including the Named Executive Officers, from pledging any Entergy securities or entering into margin accounts involving Entergy securities. We prohibit these transactions because of the potential that sales of Entergy securities could occur outside trading periods and without the required approval of the General Counsel.

We also have adopted an anti-hedging policy that prohibits officers, directors and employees from entering into hedging or monetization transactions involving our common stock. Prohibited transactions include, without limitation, zero-cost collars, forward sale contracts, purchase or sale of options, puts, calls, straddles or equity swaps or other derivatives that are directly linked to the Company’s stock or transactions involving “short-sales” of the Company’s stock. The Board adopted this policy to require officers, directors and employees to continue to own Company stock with the full risks and rewards of ownership, thereby ensuring continued alignment of their objectives with those of the Company’s other shareholders.

Roles and Responsibilities

Role of the Personnel Committee

The Personnel Committee has overall responsibility for approving the compensation program for our Named Executive Officers and makes all final compensation decisions regarding our Named Executive Officers. The Committee works with our executive management to ensure that our compensation policies and practices are consistent with our values and support the successful recruitment, development and retention of executive talent so we can achieve our business objectives and optimize our long-term financial returns. Each year, our Senior Vice President, Human Resources and Chief Diversity Officer presents the proposed compensation model for the following year, including the compensation elements, mix of elements and measures for each element and consults with our Chief Executive Officer on recommended compensation for senior executives. The Committee evaluates executive pay each year to ensure that our compensation policies and practices are consistent with our philosophy. The Personnel Committee is responsible for, among its other duties, the following actions related to our Named Executive Officers:

•	developing and implementing compensation policies and programs for hiring, evaluating and setting compensation for our executive officers, including any employment agreement with an executive officer;
•	evaluating the performance of our Chairman and Chief Executive Officer; and
•	reporting, at least annually, to the Board on succession planning, including succession planning for the Chief Executive Officer.

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Role of the Chief Executive Officer

The Personnel Committee solicits recommendations from our Chief Executive Officer with respect to compensation decisions for the other Named Executive Officers. Our Chief Executive Officer provides the Personnel Committee with an assessment of the performance of each of the other Named Executive Officers and recommends compensation levels to be awarded to each of them. In addition, the Committee may request that the Chief Executive Officer provide management feedback and recommendations on changes in the design of compensation programs, such as special retention plans or changes in the structure of bonus programs. However, the Chief Executive Officer does not play any role with respect to any matter affecting his own compensation, nor does he have any role determining or recommending the amount, or form of, director compensation. The Personnel Committee also relies on the recommendations of our Senior Vice President, Human Resources and Chief Diversity Officer with respect to compensation decisions, policies and practices.

The Chief Executive Officer may attend meetings of the Personnel Committee only at the invitation of the chair of the Personnel Committee and cannot call a meeting of the Committee. Since he is not a member of the Committee, he has no vote on matters submitted to the Committee. During 2015, Mr. Denault attended 8 meetings of the Personnel Committee.

Role of the Compensation Consultant

Our Personnel Committee has the sole authority for the appointment, compensation and oversight of its outside compensation consultant. In 2015, our Personnel Committee retained Pay Governance LLC as its independent compensation consultant to assist it in, among other things, evaluating different compensation programs and developing market data to assess our compensation programs. Also in 2015, the Corporate Governance Committee retained Pay Governance to review and perform a competitive analysis of non-employee director compensation.

During 2015, Pay Governance assisted the Committee with its responsibilities related to the Company’s compensation programs for its executives. The Committee directed Pay Governance to: (i) regularly attend meetings of the Committee; (ii) conduct studies of competitive compensation practices; (iii) identify the Company’s market surveys and proxy peer group; (iv) review base salary, annual incentives and long-term incentive compensation opportunities relative to competitive practices; and (v) develop conclusions and recommendations related to the executive compensation plan of the Company for consideration by the Committee. A senior consultant from Pay Governance attended all Personnel Committee meetings to which he was invited in 2015.

Compensation Consultant Independence

To maintain the independence of the Personnel Committee’s compensation consultant, the Board has adopted a policy that any consultant (including its affiliates) retained by the Board of Directors or any Committee of the Board of Directors to provide advice or recommendations on the amount or form of executive or director compensation should not be retained by the Company or any of its affiliates to provide other services in an aggregate amount that exceeds $120,000 in any year. In 2015, the Personnel Committee’s independent compensation consultant, Pay Governance, did not provide any services to the Company other than its services to the Personnel Committee and the Corporate Governance Committee. Annually, the Committee reviews the relationship with its compensation consultant, including services provided, quality of those services, and fees associated with services in its evaluation of the executive compensation consultant’s independence. The Committee also assesses Pay Governance’s independence under NYSE rules and has concluded that no conflicts of interest exist that would prevent Pay Governance from independently advising the Personnel Committee.

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Tax and Accounting Considerations

Section 162(m) of the Code limits the tax deductibility by a publicly held corporation of compensation in excess of $1 million paid to the Chief Executive Officer or any of its other Named Executive Officers who may be Section 162(m) covered employees, unless that compensation is “performance-based compensation” within the meaning of Section 162(m). The Personnel Committee considers deductibility under Section 162(m) as it structures the compensation packages that are provided to its Named Executive Officers. Likewise, the Personnel Committee considers financial accounting consequences as it structures the compensation packages that are provided to the Named Executive Officers. However, the Personnel Committee and the Board believe that it is in the best interest of the Company that the Personnel Committee retains the flexibility and discretion to make compensation awards, whether or not deductible. This flexibility is necessary to foster achievement of performance goals established by the Personnel Committee, as well as other corporate goals that the Committee deems important to the Company’s success, such as encouraging employee retention and rewarding achievement of key Company goals.

PERSONNEL COMMITTEE REPORT

The Personnel Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Personnel Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

The Personnel Committee

Maureen S. Bateman, Chair

Gary W. Edwards

Alexis M. Herman

Karen A. Puckett

PERSONNEL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Each member of the Personnel Committee is an independent director. During the last completed fiscal year, none of the Personnel Committee members served as an officer of the Company, and none of the Company’s executive officers served as a member of a compensation committee or board of directors of any other entity that had an executive officer serving as a member of the Company’s Board of Directors.

COMPENSATION RISK ASSESSMENT

Entergy’s management, under the oversight of the Personnel Committee, annually conducts an assessment of the risks associated with our compensation policies and practices and reports to the Personnel Committee on the results of that assessment. Based on this assessment, Entergy’s management has determined that risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. This determination has taken into account, among other things, the following design, administration, controls and risk mitigation elements of our compensation programs and policies and practices:

•	the use of a balanced mix of cash and equity compensation elements at various compensation levels;

•	the use of incentive compensation plans that cap awards at appropriate levels;

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•	the use of performance measurement time horizons that are designed to support an appropriate balance between the pursuit of near term and long term goals;

•

the use of financial performance metrics that are readily measured, monitored and reviewed, and align with shareholder interests and are consistent with metrics that are commonly used in the Company’s industry;

•	incorporation of both operational and financial goals and individual performance in determining individual awards;

•

incentive compensation controls that incorporate multiple levels of review and approval of awards, to confirm that calculations are performed correctly and that awards are properly aligned with individual, departmental, line of business and corporate performance; and

•

the Company’s equity vesting schedules, executive stock ownership guidelines, policies prohibiting pledging and hedging of Company shares, and “clawback” policy, all of which are designed to align the interests of executives with shareholders while discouraging excessive risk-taking.

The compensation risk assessment also considered corporate governance/investor relations risk and talent risk and took into account the independence of the members of the Personnel Committee, its access to, and use of an independent compensation consultant in the design of its programs, its access to and engagement with management on matters relating to the Company’s compensation programs and practices, and its role in the determination of incentive plan targets and measures.

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EXECUTIVE COMPENSATION TABLES

2015 Summary Compensation Tables

The following table summarizes the total compensation paid or earned by each of the Named Executive Officers for the fiscal years ended December 31, 2015, 2014 and 2013.

The Company has not entered into any employment agreements with any of the Named Executive Officers and as of December 31, 2015, it did not have any retention agreements other than those described in “2015 Potential Payments upon Termination or Change in Control.” For additional information regarding the material terms of the awards reported in the following tables, including a general description of the formula or criteria to be applied in determining the amounts payable, see “Compensation Discussion and Analysis.”

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position (1)	Year	Salary(2)	Bonus	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(6)	All Other Compensation(7)	Total

Leo P. Denault	2015	$1,153,385	$ -	$4,356,362	$1,004,080	$1,681,875	$4,802,400	$88,795	$13,086,897
Chairman of the	2014	$1,103,173	$ -	$3,564,463	$923,260	$2,597,400	$3,578,200	$57,538	$11,824,034
Board and Chief Executive Officer	2013	$1,039,253	$ -	$3,780,189	$400,000	$1,770,720	$630,800	$44,690	$7,665,652

Andrew S. Marsh	2015	$532,245	$ -	$2,600,401	$273,840	$508,308	$670,200	$39,131	$4,624,125
Executive Vice	2014	$512,721	$ -	$940,837	$304,850	$706,388	$750,900	$26,722	$3,242,418
President and Chief Financial Officer	2013	$477,846	$ -	$921,927	$256,000	$476,000	$157,700	$213,663	$2,503,136

Theodore H. Bunting, Jr.	2015	$607,806	$ -	$1,080,101	$257,866	$655,409	$1,184,600	$87,282	$3,873,064
Group President,
Utility Operations

William M. Mohl	2015	$582,046	$ -	$1,107,071	$308,070	$627,820	$1,085,400	$45,399	$3,755,806
President, Entergy	2014	$568,141	$ -	$1,010,324	$304,850	$779,688	$926,300	$35,329	$3,624,632
Wholesale Commodities	2013	$535,712	$ -	$882,568	$256,000	$533,120	$367,600	$200,784	$2,775,784

Roderick K. West	2015	$638,876	$ -	$1,071,111	$262,430	$607,677	$543,900	$71,790	$3,195,784
Executive Vice	2014	$623,854	$ -	$1,010,324	$313,560	$857,280	$782,400	$43,648	$3,631,066
President and Chief Administrative Officer	2013	$606,381	$ -	$2,318,926	$320,000	$583,315	$147,800	$27,045	$4,003,467

(1)	Mr. Bunting was not a Named Executive Officer in 2013 and 2014.

(2)

The amounts in column (c) represent the actual base salary paid to the Named Executive Officers. The 2015 changes in base salaries noted in the Compensation Discussion and Analysis were effective in April 2015.

(3)

The amounts in column (e) represent the aggregate grant date fair value of restricted stock and performance units granted under the 2011 Equity Ownership Plan and restricted stock units granted under the 2015 Equity Ownership Plan, each calculated in accordance with FASB ASC Topic 718, without taking into account estimated forfeitures. The grant date fair value of the restricted stock and restricted stock units is based on the closing price of the Company’s common stock on the date of grant. The grant date fair value of performance units is based on

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the probable outcome of the applicable performance conditions, measured using a Monte Carlo simulation valuation model. The simulation model applies a risk-free interest rate and an expected volatility assumption. The risk-free rate is assumed to equal the yield on a three-year treasury bond on the grant date. Volatility is based on historical volatility for the 36-month period preceding the grant date. If the highest achievement level is attained, the maximum amounts that will be received with respect to the performance units granted in 2015 are as follows: Mr. Denault, $5,951,380; Mr. Marsh, $1,177,690; Mr. Bunting, $1,177,690; Mr. Mohl, $1,177,690; and Mr. West, $1,177,690.

(4)

The amounts in column (f) represent the aggregate grant date fair value of stock options granted under the 2011 Equity Ownership Plan calculated in accordance with FASB ASC Topic 718. For a discussion of the relevant assumptions used in valuing these awards, see Note 12 to the Financial Statements in our Form 10-K for the year ended December 31, 2015.

(5)	The amounts in column (g) represent cash payments made under the Annual Incentive Plan.

(6)

For all Named Executive Officers, the amounts in column (h) include the annual actuarial increase in the present value of these Named Executive Officers’ benefits under all pension plans established by the Company using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and include amounts which the Named Executive Officers may not currently be entitled to receive because such amounts are not vested. See the 2015 Pension Benefits Table on pages 65 and 66 of this Proxy Statement. None of the increase for any of the Named Executive Officers is attributable to above-market or preferential earnings on non-qualified deferred compensation.

(7)

The amounts set forth in column (i) for 2015 include (a) matching contributions by the Company under the Savings Plan to each of the Named Executive Officers; (b) dividends paid on restricted stock when vested; (c) life insurance premiums; and (d) perquisites and other compensation. The amounts are listed in the following table:

	Leo P. Denault	Andrew S. Marsh	Theodore H. Bunting, Jr.	William M. Mohl	Roderick K. West

Company Contribution – Savings Plan	$11,130	$11,059	$11,130	$11,130	$11,130

Dividends Paid on Restricted Stock	$54,849	$24,866	$30,560	$26,788	$41,411

Life Insurance Premium	$7,482	$3,206	$7,482	$5,761	$2,610

Perquisites and Other Compensation	$15,334	$-	$38,110	$1,720	$16,639

Total	$88,795	$39,131	$87,282	$45,399	$71,790

Perquisites and Other Compensation

The amounts set forth in column (i) also include perquisites and other personal benefits that we provide to our Named Executive Officers as part of providing a competitive executive compensation program and for employee retention. The following perquisites were provided to the Named Executive Officers in 2015.

Named Executive Officer	Personal Use of Corporate Aircraft	Executive Physical Exams	Event Tickets
Leo P. Denault	X	X
Andrew S. Marsh		X
Theodore H. Bunting, Jr.	X	X
William M. Mohl		X
Roderick K. West	X	X	X

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For security and business reasons, we permit our Chief Executive Officer to use our corporate aircraft for personal use at Company expense. Our other Named Executive Officers may use the corporate aircraft for personal travel subject to the approval of our Chief Executive Officer. The amounts included in column (i) for the personal use of corporate aircraft, reflect the incremental cost to the Company for use of the corporate aircraft, determined on the basis of the variable operational costs of each flight, including fuel, maintenance, flight crew travel expense, catering, communications and fees, including flight planning, ground handling and landing permits. The aggregate incremental aircraft usage cost associated with Mr. Bunting’s personal use of the corporate aircraft was $35,728 for fiscal year 2015. In addition, we require our executive officers who are members of the Office of the Chief Executive to have a comprehensive annual physical exam at our expense. Tickets to cultural and sporting events are purchased for business purposes, and if not utilized for business purposes, the tickets are made available to our employees, including our Named Executive Officers, for personal use. None of the other perquisites referenced above exceeded $25,000 for any of the Named Executive Officers.

2015 Grants of Plan-Based Awards

The following table summarizes award grants during 2015 to the Named Executive Officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#) (3)		All Other Option Awards: Number of Securities Under- lying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)	(k)	(l)
Leo P. Denault	1/29/2015	$ -	$1,462,500	$2,925,000
	1/29/2015				8,275	33,100	66,200					$3,277,562
	1/29/2015							12,000				$1,078,800
	1/29/2015									88,000	$89.90	$1,004,080

Andrew S. Marsh	1/29/2015	$ -	$376,524	$753,048
	1/29/2015				1,638	6,550	13,100					$648,581
	1/29/2015							5,000				$449,500
	8/3/2015							21,100	(6)			$1,502,320
	1/29/2015									24,000	$89.90	$273,840

Theodore H. Bunting, Jr.	1/29/2015	$ -	$428,372	$856,744
	1/29/2015				1,638	6,550	13,100					$648,581
	1/29/2015							4,800				$431,520
	1/29/2015									22,600	$89.90	$257,866

William M. Mohl	1/29/2015	$ -	$410,340	$820,680
	1/29/2015				1,638	6,550	13,100					$648,581
	1/29/2015							5,100				$458,490
	1/29/2015									27,000	$89.90	$308,070

Roderick K. West	1/29/2015	$ -	$450,131	$900,262
	1/29/2015				1,638	6,550	13,100					$648,581
	1/29/2015							4,700				$422,530
	1/29/2015									23,000	$89.90	$262,430

(1)

The amounts in columns (c), (d) and (e) represent minimum, target and maximum payment levels under the Annual Incentive Plan. The actual amounts awarded are reported in column (g) of the Summary Compensation Table.

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(2)

The amounts in columns (f), (g) and (h) represent the minimum, target and maximum payment levels under the Long-Term Performance Unit Program. Performance under the program is measured by the Company’s total shareholder return relative to the total shareholder returns of the companies included in the Philadelphia Utility Index. There is no payout under the program if the Company’s total shareholder return falls within the lowest quartile of the peer companies in the Philadelphia Utility Index. Subject to achievement of performance targets, each unit will be converted into one share of the Company’s common stock on the last day of the performance period (December 31, 2017). Accrued dividends on the shares earned will also be paid in Company stock.

(3)

Except as otherwise noted in footnote 6, the amounts in column (i) represent shares of restricted stock granted under the 2011 Equity Ownership Plan. Shares of restricted stock vest one-third on each of the first through third anniversaries of the grant, have voting rights and accrue dividends during the vesting period.

(4)

The amounts in column (j) represent options to purchase shares of the Company’s common stock. The options vest one-third on each of the first through third anniversaries of the grant date and have a ten-year term from the date of grant. The options were granted under the 2011 Equity Ownership Plan.

(5)

The amounts in column (l) are valued based on the aggregate grant date fair value of the award calculated in accordance with FASB ASC Topic 718 and, in the case of the performance units, are based on the probable outcome of the applicable performance conditions. See Notes 3 and 4 to the Summary Compensation Table for a discussion of the relevant assumptions used in calculating the grant date fair value.

(6)	In August 2015, Mr. Marsh was awarded 21,100 restricted stock units under the 2015 Equity Ownership Plan. The restricted stock units will vest on August 3, 2020.

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2015 Outstanding Equity Awards at Fiscal Year-End

The following table summarizes, for each Named Executive Officer, unexercised options, restricted stock that has not vested and equity incentive plan awards outstanding as of December 31, 2015.

Option Awards							Stock Awards
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Leo P. Denault	-	88,000	(1)		$89.90	1/29/2025
	35,333	70,667	(2)		$63.17	1/30/2024
	33,333	16,667	(3)		$64.60	1/31/2023
	30,000	-			$71.30	1/26/2022
	25,000	-			$72.79	1/27/2021
	50,000	-			$77.10	1/28/2020
	45,000	-			$77.53	1/29/2019
	50,000	-			$108.20	1/24/2018
	60,000	-			$91.82	1/25/2017
	50,000	-			$68.89	1/26/2016
										8,275	(4)	$565,679
										40,000	(5)	$2,734,400
							12,000	(6)	$820,320
							9,267	(7)	$633,492
							2,000	(8)	$136,720
Andrew S. Marsh	-	24,000	(1)		$89.90	1/29/2025
	11,666	23,334	(2)		$63.17	1/30/2024
	21,333	10,667	(3)		$64.60	1/31/2023
	10,000	-			$71.30	1/26/2022
	4,000	-			$72.79	1/27/2021
	9,100	-			$77.10	1/28/2020
	8,000	-			$77.53	1/29/2019
	10,000	-			$108.20	1/24/2018
	5,000	-			$91.82	1/25/2017
	5,000	-			$68.89	1/26/2016
										1,638	(4)	$111,974
										9,400	(5)	$642,584
							5,000	(6)	$341,800
							3,267	(7)	$223,332
							1,334	(8)	$91,192
							21,100	(9)	$1,442,396
Theodore H. Bunting, Jr.	-	22,600	(1)		$89.90	1/29/2025
	9,500	19,000	(2)		$63.17	1/30/2024
	26,666	13,334	(3)		$64.60	1/31/2023
	9,000	-			$71.30	1/26/2022
	6,800	-			$72.79	1/27/2021
	14,500	-			$77.10	1/28/2020
	12,000	-			$77.53	1/29/2019
	18,000	-			$108.20	1/24/2018
	10,000	-			$91.82	1/25/2017
	5,000	-			$68.89	1/26/2016
										1,638	(4)	$111,974
										9,400	(5)	$642,584
							4,800	(6)	$328,128
							3,000	(7)	$205,080
							1,667	(8)	$113,956

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EXECUTIVE OFFICER COMPENSATION

Option Awards							Stock Awards
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
William M. Mohl	-	27,000	(1)		$89.90	1/29/2025
	11,666	23,334	(2)		$63.17	1/30/2024
	21,333	10,667	(3)		$64.60	1/31/2023
	7,400	-			$71.30	1/26/2022
	6,100	-			$72.79	1/27/2021
	9,000	-			$77.10	1/28/2020
	7,500	-			$77.53	1/29/2019
	9,300	-			$108.20	1/24/2018
	3,500	-			$91.82	1/25/2017
	5,000	-			$68.89	1/26/2016
										1,638	(4)	$111,974
										9,400	(5)	$642,584
							5,100	(6)	$348,636
							4,000	(7)	$273,440
							1,334	(8)	$91,192
Roderick K. West	-	23,000	(1)		$89.90	1/29/2025
	12,000	24,000	(2)		$63.17	1/30/2024
	26,666	13,334	(3)		$64.60	1/31/2023
	30,000	-			$71.30	1/26/2022
	7,000	-			$77.10	1/28/2020
	5,000	-			$77.53	1/29/2019
	8,000	-			$108.20	1/24/2018
	12,000	-			$91.82	1/25/2017
										1,638	(4)	$111,974
										9,400	(5)	$642,584
							4,700	(6)	$321,292
							4,000	(7)	$273,440
							1,667	(8)	$113,956
							21,000	(10)	$1,435,560

(1)	Consists of options that vested or will vest as follows: 1/3 of the options granted vest on each of 1/29/2016, 1/29/2017 and 1/29/2018.

(2)	Consists of options that vested or will vest as follows: 1/2 of the remaining unexercisable options vest on each of 1/30/2016 and 1/30/2017.

(3)	The remaining unexercisable options vested on 1/31/2016.

(4)

Consists of performance units that will vest on December 31, 2017 based on the Company’s total shareholder return performance over the 2015-2017 performance period, as described under “What We Pay and Why — Executive Compensation Elements — Long-Term Incentive Compensation — Performance Unit Program” in Compensation Discussion and Analysis.

(5)	Consists of performance units that will vest on December 31, 2016 based on the Company’s total shareholder return performance over the 2014-2016 performance period.

(6)	Consists of shares of restricted stock that vested or will vest as follows: 1/3 of the shares of restricted stock granted vest on each of 1/29/2016, 1/29/2017 and 1/29/2018.

(7)	Consists of shares of restricted stock that vested or will vest as follows: 1/2 of the shares of restricted stock granted vest on each of 1/30/2016 and 1/30/2017.

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(8)	Consists of shares of restricted stock that vested on 1/31/2016.

(9)	Consists of restricted stock units granted under the 2015 Equity Ownership Plan. The units vest on August 3, 2020.

(10)	Consists of restricted stock units granted under the 2011 Equity Ownership Plan. The units vest on May 1, 2018.

2015 Option Exercises and Stock Vested

The following table provides information concerning each exercise of stock options and each vesting of stock during 2015 for the Named Executive Officers.

	Options Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Leo P. Denault	-	$-	18,611(1)	$1,479,832

Andrew S. Marsh	-	$-	5,565(1)	$471,926

Theodore H. Bunting, Jr.	-	$-	6,044(1)	$519,185

William M. Mohl	-	$-	5,973(1)	$509,440

Roderick K. West	17,000	$159,346	7,178(1)	$630,108

(1)

Represents the value of performance units for the 2013-2015 performance period (payable solely in shares based on the closing stock price of the Company on the date of vesting) under the Performance Unit Program and the vesting of shares of restricted stock in 2015.

2015 Pension Benefits

The following table shows the present value as of December 31, 2015 of accumulated benefits payable to each of the Named Executive Officers, including the number of years of service credited to each Named Executive Officer, under our retirement plans determined using interest rate and mortality rate assumptions set forth in Note 11 to the Financial Statements in the Form 10-K for the year ended December 31, 2015. Additional information regarding these retirement plans follows this table. In addition, this section includes information regarding early retirement options under the plans.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During 2015

Leo P. Denault(1)	Non-qualified System Executive Retirement Plan	31.83	$14,323,900	$ -
	Qualified defined benefit plan	16.83	$564,100	$ -

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Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During 2015

Andrew S. Marsh	Non-qualified System Executive Retirement Plan	17.37	$2,297,400	$ -
	Qualified defined benefit plan	17.37	$349,100	$ -

Theodore H, Bunting, Jr.(2)	Non-qualified System Executive Retirement Plan	27.86	$4,940,000	$ -
	Qualified defined benefit plan	27.86	$969,200	$ -

William M. Mohl	Non-qualified System Executive Retirement Plan	13.44	$3,347,000	$ -
	Qualified defined benefit plan	13.44	$453,500	$ -

Roderick K. West	Non-qualified System Executive Retirement Plan	16.75	$3,374,600	$ -
	Qualified defined benefit plan	16.75	$387,500	$ -

(1)

During 2006, Mr. Denault entered into an agreement granting him an additional 15 years of service and permission to retire under the non-qualified System Executive Retirement Plan in the event his employment is terminated by Entergy other than for cause (as defined in the retention agreement), by Mr. Denault for good reason (as defined in the retention agreement), or on account of his death or disability. His retention agreement also provides that if he terminates employment for any other reason, he shall be entitled to the additional 15 years of service under the non-qualified System Executive Retirement Plan if his employer grants him permission to retire. The additional 15 years increases the present value of his benefit by $3,083,700.

(2)	Qualified plan service is granted from the later of date of hire and age 25 for this participant.

Qualified Retirement Benefits

Defined Benefit Pension Plan

The qualified retirement plan in which our Named Executive Officers participate is a funded, tax-qualified, noncontributory defined benefit pension plan that provides benefits to most of the non-

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bargaining unit employees of the Entergy System companies. All Named Executive Officers are participants in this plan. Benefits under the tax-qualified pension plan are calculated as an annuity payable at age 65 and generally are equal to 1.5% of a participant’s Final Average Monthly Earnings (FAME) multiplied by years of service (not to exceed 40). “Earnings” for purposes of calculating FAME generally includes the employee’s base salary and eligible annual incentive award and excludes all other bonuses. FAME is calculated using the employee’s average monthly Earnings for the 60 consecutive months in which the employee’s earnings were highest during the 120 month period immediately preceding the employee’s retirement and includes up to 5 annual bonuses paid during the 60 month period. Benefits under the tax-qualified plan are payable monthly after attainment of at least age 55 and after separation from the Company, subject to reduction for early commencement, as described below. The amount of annual earnings that may be considered in calculating benefits under the tax-qualified pension plan is limited by federal law. Participants are 100% vested in their benefit upon completing 5 years of vesting service or upon attainment of age 65 while an active participant in the plan. Contributions to the pension plan are made entirely by the Entergy System company employer and are paid into a trust fund from which the benefits of participants will be paid.

Normal retirement under the plan is age 65. Employees who terminate employment prior to age 55 may receive a reduced deferred vested retirement benefit commencing as early as age 55 that is based on the normal retirement benefit (reduced by 7% per year for the first 5 years commencement precedes age 65, and reduced by 6% for each additional year commencement precedes age 65). Employees who are at least age 55 with 10 years of vesting service upon termination of employment are entitled to a subsidized early retirement benefit beginning as early as age 55. The subsidized early retirement benefit is equal to the normal retirement benefit reduced by 2% per year for each year that early retirement precedes age 65. Mr. Denault, Mr. Bunting and Mr. Mohl are eligible for subsidized early retirement benefits.

401(k) Savings Plan

The Savings Plan is a tax-qualified 401(k) retirement savings plan, wherein total combined before-tax and after-tax contributions may not exceed 30% of a participant’s base salary up to certain contribution limits defined by law. In addition, under the Savings Plan, the employer of Savings Plan participants, who participate in the final average pay defined benefit pension plan, matches an amount equal to seventy cents for each dollar contributed by participating employees, including the Named Executive Officers, with respect to the first six percent of their eligible earnings under the plan for that pay period.

Non-qualified Retirement Benefits

The Named Executive Officers are eligible to participate in certain non-qualified retirement benefit plans that provide retirement income, including the Pension Equalization Plan and the System Executive Retirement Plan. Each of these plans is an unfunded non-qualified defined benefit pension plan that provides benefits to key management employees. In these plans, as described below, an executive is typically enrolled in one or more plans but only paid the amount due under the plan that provides the highest benefit. In general, upon disability, participants in the Pension Equalization Plan and the System Executive Retirement Plan remain eligible for continued service credits until the earlier of recovery, separation from service due to disability, or retirement eligibility. Generally, spouses of participants who die before commencement of benefits may be eligible for a portion of the participant’s accrued benefit.

All of the Named Executive Officers participate in both the Pension Equalization Plan and System Executive Retirement Plan.

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The Pension Equalization Plan

The Pension Equalization Plan is a non-qualified unfunded restoration retirement plan that provides for the payment to participants from Entergy’s general assets of a single lump sum cash distribution upon separation from service generally equal to the actuarial present value of the difference between the amount that would have been payable as an annuity under the tax-qualified pension plan, but for Code limitations on pension benefits and earnings that may be considered in calculating tax-qualified pension benefits, and the amount actually payable as an annuity under the tax-qualified pension plan. The Pension Equalization Plan also takes into account as eligible earnings certain incentive awards paid under the Annual Incentive Plan and includes supplemental credited service granted to a participant in calculating his or her benefit. Participants receive their Pension Equalization Plan benefit in the form of a single sum cash distribution. The benefits under this plan are offset by benefits payable from the qualified retirement plan and may be offset by prior employer benefits. The Pension Equalization Plan benefit attributable to supplemental credited service is not vested until age 65. Subject to the prior written consent of the Entergy System company employer (which consent is deemed given if the participant’s employment is terminated within twenty-four months following a change in control by the employer without “Cause” or by the participant for “Good Reason,” each as defined in the plan), an employee with supplemental credited service who terminates employment prior to age 65 may be vested in his or her benefit, with payment of the lump sum benefit generally at separation from service unless delayed six months under Code Section 409A. Benefits payable prior to age 65 are subject to the same reductions as qualified plan benefits.

Effective July 1, 2014, participants in the Pension Equalization Plan are no longer provided with supplemental credited service unless the grant of supplemental credited service was approved and accepted in writing by the plan administrator prior to July 1, 2014. In addition, the Pension Equalization Plan was amended effective July 1, 2014 to provide that employees who participate in the Company’s cash balance pension plan adopted June 30, 2014 are not eligible to participate in the Pension Equalization Plan and instead are eligible to participate in a new cash balance restoration plan.

The System Executive Retirement Plan

The System Executive Retirement Plan is a non-qualified supplemental retirement plan that provides for a single sum payment at age 65. Like the Pension Equalization Plan, the System Executive Retirement Plan is designed to provide for the payment to participants from Entergy’s general assets of a single-sum cash distribution upon the participant’s separation from service. The single-sum benefit is generally equal to the actuarial present value of a specified percentage of the participant’s “Final Average Monthly Compensation” (which is generally 1/36th of the sum of the participant’s annual rate of base salary and Annual Incentive Plan award for the 3 highest years during the last 10 years preceding termination of employment), after first being reduced by the value of the participant’s tax-qualified retirement plan benefit and typically any prior employer pension benefit available to the participant.

While the System Executive Retirement Plan has a replacement ratio schedule from one year of service to the maximum of 30 years of service, the table below offers a sample ratio at 20 and 30 years of service.

Years of Service	Executives at Management Level 1	Executives at Management Levels 2 and 3 – includes the remaining 4 Named Executive Officers	Executives at Management Level 4
20 Years	55.0%	50.0%	45.0%
30 Years	65.0%	60.0%	55.0%

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The System Executive Retirement Plan benefit is not vested until age 65. Subject to the prior written consent of the Entergy System company employer, an employee who terminates his or her employment prior to age 65 may be vested in the System Executive Retirement Plan benefit, with payment of the lump sum benefit generally at separation from service unless delayed six months under Code Section 409A. Benefits payable prior to age 65 are subject to the same reductions as qualified plan benefits. Further, in the event of a change in control, participants whose employment is terminated without “Cause” or by the employee for “Good Reason,” as each is defined in the Plan are also eligible for a subsidized lump sum benefit payment, even if they do not currently meet the age or service requirements for early retirement under that plan or have company permission to separate from employment. Such lump sum benefit is payable generally at separation from service unless delayed 6 months under Code Section 409A.

2015 Potential Payments Upon Termination or Change in Control

The Company has plans and other arrangements that provide compensation to a Named Executive Officer if his employment terminates under specified conditions, including following a change in control of the Company. In addition, we have entered into individual retention agreements with Mr. Denault and Mr. Mohl that provide for payments upon certain terminations of employment. There are no plans or agreements that would provide for payments to any of our Named Executive Officers solely upon a change in control

The tables below reflect the amount of compensation each of our Named Executive Officers would have received if his employment with the Company had been terminated under various scenarios as of December 31, 2015. For purposes of these tables, we assumed that our stock price was $68.36, the closing market price on that date.

Benefits and Payments Upon Termination	Voluntary Resignation	For Cause	Termination for Good Reason or Not for Cause	Retirement	Disability	Death	Change in Control	Termination Related to a Change in Control
Leo P. Denault(1)(2)

Severance Payment(5)	–	–	–	–	–	–	–	$7,696,260

Performance Units:(7)(8)

2014-2016 Performance Unit Program	–	–	$1,808,122	$1,822,956	$1,808,122	$1,808,122	–	$1,808,122

2015-2017 Performance Unit Program	–	–	$1,808,122	$754,216	$1,808,122	$1,808,122	–	$1,808,122

Unvested Stock Options(9)	–	–	–	$429,427	$429,427	$429,427	–	$429,427

Unvested Restricted Stock(10)	–	–	–	–	$726,735	$726,735	–	$1,711,744

Welfare Benefits(11)	–	–	–	–	–	–	–	–

Andrew S. Marsh(4)

Severance(5)	–	–	–	–	–	–	–	$2,734,105

Performance Units:(8)

2014-2016 Performance Unit Program	–	–	–	–	$428,412	$428,412	–	$386,234

2015-2017 Performance Unit Program	–	–	–	–	$149,230	$149,230	–	$386,234

Unvested Stock Options(9)	–	–	–	–	$161,207	$161,207	–	$161,207

Unvested Restricted Stock(10)	–	–	–	–	$318,353	$318,353	–	$708,200

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Benefits and Payments Upon Termination	Voluntary Resignation	For Cause	Termination for Good Reason or Not for Cause	Retirement	Disability	Death	Change in Control	Termination Related to a Change in Control

Welfare Benefits(12)	–	–	–	–	–	–	–	$28,851

Unvested Restricted Stock Units(13)	–	–	–	–	$1,442,396	$1,442,396	–	$1,442,396

Theodore H. Bunting, Jr.(1)(3)

Severance Payment(5)	–	–	–	–	–	–	–	$3,110,593

Performance Units:(8)

2014-2016 Performance Unit Program	–	–	–	$428,412	$428,412	$428,412	–	$386,234

2015-2017 Performance Unit Program	–	–	–	$149,230	$149,230	$149,230	–	$386,234

Unvested Stock Options(9)	–	–	–	$148,743	$148,743	$148,743	–	$148,743

Unvested Restricted Stock(10)	–	–	–	–	$329,017	$329,017	–	$700,133

Welfare Benefits(11)	–	–	–	–	–	–	–	–

William M Mohl(1)(3)

Severance Payment(5)	–	–	–	–	–	–	–	$2,979,655

Special Agreement(6)	–	–	$1,582,740	–	–	–	–	–

Performance Units:(8)

2014-2016 Performance Unit Program	–	–	–	$428,412	$428,412	$428,412	–	$386,234

2015-2017 Performance Unit Program	–	–	–	$149,230	$149,230	$149,230	–	$386,234

Unvested Stock Options(9)	–	–	–	$161,207	$161,207	$161,207	–	$161,207

Unvested Restricted Stock(10)	–	–	–	–	$345,833	$345,833	–	$770,274

Welfare Benefits(11)	–	–	–	–	–	–	–	–

Roderick K. West(4)

Severance Payment(5)	–	–	–	–	–	–	–	$3,268,593

Performance Units:(8)

2014-2016 Performance Unit Program	–	–	–	–	$428,412	$428,412	–	$386,234

2015-2017 Performance Unit Program	–	–	–	–	$149,230	$149,230	–	$386,234

Unvested Stock Options(9)	–	–	–	–	$174,693	$174,693	–	$174,693

Unvested Restricted Stock(10)	–	–	–	–	$361,078	$361,078	–	$767,877

Welfare Benefits(12)	–	–	–	–	–	–	–	$28,851

Unvested Restricted Stock Units(14)	–	–	$1,435,560	–	–	–	–	$1,435,560

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(1)	As of December 31, 2015, Mr. Denault, Mr. Bunting and Mr. Mohl are retirement eligible and would retire rather than voluntarily resign.

Pension Benefits:

(2)

In addition to the payments and benefits in the table, Mr. Denault also would have been entitled to receive his vested pension benefits. If Mr. Denault’s employment was terminated by Entergy other than for cause, by Mr. Denault for good reason or on account of his death or disability, he would also be eligible for certain additional retirement benefits. For a description of these benefits, see “2015 Pension Benefits.” Otherwise, if Mr. Denault’s employment was terminated for cause or he was to retire from Entergy before age 65 without the permission of his Entergy employer, he would not receive a benefit under the System Executive Retirement Plan.

(3)

In addition to the payments and benefits in the table, Mr. Bunting and Mr. Mohl each would have been eligible to retire and entitled to receive his vested pension benefits. For a description of the pension benefits available see, “2015 Pension Benefits.” In the event of a termination by the Company without cause or by the executive for good reason in connection with a change in control, Mr. Bunting and Mr. Mohl each would be eligible for subsidized early retirement benefits under the System Executive Retirement Plan even if he does not have company permission to separate from employment. If Mr. Bunting’s and Mr. Mohl’s employment were terminated for cause or they were to retire from Entergy before age 65 without the permission of their Entergy employer, they would not receive a benefit under the System Executive Retirement Plan.

(4)

In addition to the payments and benefits in the table, if Mr. Marsh’s or Mr. West’s employment were terminated under certain conditions relating to a change in control, each also would have been entitled to receive his vested pension benefits upon attainment of age 55 and would have been eligible for early retirement benefits under the System Executive Retirement Plan calculated using early retirement reduction factors. For a description of the pension benefits, see “2015 Pension Benefits.” If Mr. Marsh’s or Mr. West’s employment were terminated for cause or each were to resign from Entergy before age 65 without the permission of his Entergy employer, each would not receive a benefit under the System Executive Retirement Plan.

Severance Payments

(5)

In the event of a termination (not due to death or disability) by the executive for good reason or by the Company not for cause during the period beginning upon the occurrence of a “potential change in control” (as defined in the System Executive Continuity Plan) and ending on the 2nd anniversary of a change in control, each Named Executive Officer would be entitled to receive pursuant to the System Executive Continuity Plan a lump sum severance payment equal to the product of 2.99 times the sum of (a) his annual base salary as in effect at any time within one year prior to the commencement of a change in control period or, if higher, immediately prior to a circumstance constituting good reason plus (b) his annual incentive, calculated using the average annual target opportunity derived under the Annual Incentive Plan for 2013 and 2014 (the two calendar years immediately preceding the calendar year in which his termination occurs). For purposes of this table, we assume the following target opportunity and base salary:

Named Executive Officer	Target Opportunity	Base Salary
Leo P. Denault	120%	$1,170,000
Andrew S. Marsh	70%	$537,892
Theodore H. Bunting, Jr.	70%	$611,960
William M. Mohl	70%	$586,200
Roderick K. West	70%	$643,044

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(6)

Mr. Mohl’s retention agreement provides for a severance payment if his employment is terminated upon the occurrence of certain sales or similar dispositions of all or substantially all of the Entergy Wholesale Commodities business. Upon termination, Mr. Mohl would receive a payment equal to two times his base salary plus his target annual incentive bonus for the year of termination. No payment will be made pursuant to Mr. Mohl’s retention agreement if as a result of his termination he becomes eligible for benefits under the System Executive Continuity Plan or any other plan or arrangement. Also, any benefits provided under any other Company severance or retention plan will offset dollar for dollar any benefits payable under Mr. Mohl’s retention agreement.

Performance Units

(7)

In the event of a termination due to death or disability, by Mr. Denault for good reason, or by the Company not for cause (in all cases, regardless of whether there is a change in control), Mr. Denault would have forfeited his performance units for all open performance periods and would have been entitled to receive a single-lump sum payment calculated using the average annual number of performance units he would have been entitled to receive under the Performance Unit Program with respect to the two most recent performance periods preceding the calendar year in which his termination occurs, assuming all performance goals were achieved at target. For purposes of the table, the value of Mr. Denault’s payment was calculated by taking an average of the target performance units from the 2011-2013 Performance Unit Program (26,000 units) and the 2012-2014 Performance Unit Program (26,900 units). This average number of units (26,450 units) multiplied by the closing price of Entergy stock on December 31, 2015 ($68.36) would equal a payment of $1,808,122 for the forfeited performance units.

(8)

In the event of a qualifying termination related to a change in control, each Named Executive Officer would have forfeited his performance units for the 2014-2016 and 2015-2017 performance periods and would have been entitled to receive, pursuant to the 2011 Equity Ownership Plan, a single-lump sum payment that would not be based on any outstanding performance periods. For both the 2014-2016 and 2015-2017 performance periods, the payment would have been calculated using the average annual number of performance units he would have been entitled to receive under each Performance Unit Program with respect to the two most recent performance periods preceding (but not including) the calendar year in which his termination occurs, assuming all performance goals were achieved at target multiplied by the closing price of Entergy stock on December 31, 2015. For purposes of the table, the value of Mr. Denault’s severance payment was calculated by taking an average of the target performance units from the 2011-2013 Performance Unit Program (26,000 units) and the 2012-2014 Performance Unit Program (26,900 units). This average number of units (26,450 units) multiplied by the closing price of Entergy stock on December 31, 2015 ($68.36) would equal a severance payment of $1,808,122 for the forfeited performance units. The value of the severance payment for the other Named Executive Officers, other than Mr. Denault, was calculated by taking an average of the target performance units from the 2011-2013 Performance Unit Program (5,900 units) and the 2012-2014 Performance Unit Program (5,400 units). This average number of units (5,650 units) multiplied by the closing price of Entergy stock on December 31, 2015 ($68.36) would equal a severance payment of $386,234 for the forfeited performance units.

In the event of death or disability, other than Mr. Denault, or retirement in the case of Mr. Bunting, Mr. Denault or Mr. Mohl, each Named Executive Officer would not have forfeited his performance units for all open performance periods, but rather such performance unit awards would have been pro-rated based on his number of months of participation in each open Performance Unit Program performance cycle, in accordance with his grant agreement under the Performance Unit Program. The amount of the award is based on actual performance achieved,

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with a stock price set as of the end of the performance period, and payable in the form of a lump sum after the completion of the performance period. For purposes of the table, the values of the awards were calculated as follows:

Mr. Denault’s:

2014 – 2016 Plan – 26,667 (24/36*40,000) performance units at target, assuming a stock price of $68.36

2015 – 2017 Plan – 11,033 (12/36*33,100) performance units at target, assuming a stock price of $68.36

Messrs. Bunting’s, Marsh’s, Mohl’s and Mr. West’s:

2014 – 2016 Plan – 6,267 (24/36*9,400) performance units at target, assuming a stock price of $68.36

2015 – 2017 Plan – 2,183 (12/36*6,550) performance units at target, assuming a stock price of $68.36

Unvested Stock Options

(9)

In the event of death or disability or qualifying termination related to a change in control or retirement in the case of Mr. Bunting, Mr. Denault or Mr. Mohl, all of the unvested stock options of each Named Executive Officer would immediately vest pursuant to the 2011 Equity Ownership Plan. In addition, each would be entitled to exercise his stock options for the remainder of the ten-year period extending from the grant date of the options. For purposes of this table, it is assumed that the Named Executive Officers exercised their options immediately upon vesting and received proceeds equal to the difference between the closing price of common stock on December 31, 2015, and the applicable exercise price of each option share.

Unvested Restricted Stock

(10)

In the event of death or disability (pursuant to the 2011 Equity Ownership Plan), each Named Executive Officer would immediately vest in a pro-rated portion of his unvested restricted stock that was otherwise scheduled to become vested on the immediately following twelve (12)-month grant date anniversary date (as well as dividends declared on the pro-rated portion of such restricted stock) pursuant to the 2011 Equity Ownership Plan. The pro-rated vested portion would be determined based on the number of days between the most recent preceding twelve (12)-month grant date anniversary date and the date of his death or disability. In the event of his qualifying termination related to a change in control, the Named Executive Officers would immediately vest in all of their unvested restricted stock (as well as dividends declared on the pro-rated portion of such restricted stock).

Welfare Benefits

(11)

Upon retirement, Mr. Bunting, Mr. Denault and Mr. Mohl would be eligible for retiree medical and dental benefits, the same as all other retirees. Pursuant to the System Executive Continuity Plan, in the event of a termination related to a change in control, Messrs. Bunting, Denault and Mohl would not be eligible to receive Entergy subsidized COBRA benefits.

(12)

Pursuant to the System Executive Continuity Plan, in the event of a termination related to a change in control, Mr. Marsh and Mr. West would be eligible to receive Company-subsidized COBRA benefits for 18 months.

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Restricted Stock Units

(13)

Mr. Marsh’s 21,100 restricted stock units vest 100% in 2020. Pursuant to his restricted stock unit agreement, any unvested restricted stock units will vest immediately in the event of his termination of employment due to Mr. Marsh’s total disability or death. In the event of a change in control, the units will vest upon termination of Mr. Marsh’s employment by Entergy without cause or by Mr. Marsh with good reason during a change in control period (as defined in the 2015 Equity Ownership Plan). Otherwise, if Mr. Marsh voluntarily resigns or is terminated, he would forfeit these units.

(14)

Mr. West’s 21,000 restricted stock units vest 100% in 2018. Pursuant to his restricted stock unit agreement, any unvested restricted stock units will vest immediately in the event of a termination for a reason other than cause, total disability or death. In the event of a change in control, the units will vest upon termination of Mr. West’s employment by Entergy without cause or by Mr. West with good reason during a change in control period (as defined in the 2011 Equity Ownership Plan). Otherwise, if Mr. West voluntarily resigns or is terminated for cause, he would forfeit these units.

Mr. Denault’s Retention Agreement

Under the terms of Mr. Denault’s retention agreement, Entergy may terminate his employment for cause upon Mr. Denault’s:

•

continuing failure to substantially perform his duties (other than because of physical or mental illness or after he has given notice of termination for good reason) that remains uncured for 30 days after receiving a written notice from the Personnel Committee;

•	willfully engaging in conduct that is demonstrably and materially injurious to Entergy;

•

conviction of or entrance of a plea of guilty or nolo contendere to a felony or other crime that has or may have a material adverse effect on his ability to carry out his duties or upon Entergy’s reputation;

•	material violation of any agreement that he has entered into with Entergy; or

•	unauthorized disclosure of Entergy’s confidential information.

Mr. Denault may terminate his employment for good reason upon:

•

the substantial reduction in the nature or status of his duties or responsibilities from those in effect immediately prior to the date of the retention agreement, other than de minimis acts that are remedied after notice from Mr. Denault;

•	a reduction of 5% or more in his base salary as in effect on the date of the retention agreement;

•	the relocation of his principal place of employment to a location other than the corporate headquarters;

•

the failure to continue to allow him to participate in programs or plans providing opportunities for equity awards, stock options, restricted stock, stock appreciation rights, incentive compensation, bonus and other plans on a basis not materially less favorable than enjoyed at the time of the retention agreement (other than changes similarly affecting all senior executives);

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•

the failure to continue to allow him to participate in programs or plans with opportunities for benefits not materially less favorable than those enjoyed by him under any of our pension, savings, life insurance, medical, health and accident, disability or vacation plans at the time of the retention agreement (other than changes similarly affecting all senior executives); or

•	any purported termination of his employment not taken in accordance with his retention agreement.

Mr. Mohl’s Retention Agreement.

Pursuant to Mr. Mohl’s retention agreement, if his employment is terminated upon the occurrence of certain events related to the Entergy Wholesale Commodities business (an “EWC Event”) and subsequent to such event, he does not continue employment with the wholesale commodities business and is not offered a comparable position with an Entergy System company, Mr. Mohl would receive a payment equal to two times his base salary plus his target annual incentive bonus for the year of termination. If the EWC Event is considered a change in control under our System Executive Continuity Plan, he will only receive the benefits he is eligible for under that plan. Also, any benefits provided under any other Company severance or retention plan will offset dollar for dollar any benefits payable under Mr. Mohl’s retention agreement.

System Executive Continuity Plan

Termination Related to a Change in Control

Our Named Executive Officers will be entitled to the benefits described in the tables above under the System Executive Continuity Plan in the event of a termination related to a change in control if a change in control occurs and their employment is terminated by the Company other than for cause or if they terminate their employment for good reason, in each case within a period beginning on the occurrence of a potential change in control and ending 24 months following the effective date of a change in control.

A change in control includes the following events:

•	The purchase of 30% or more of either our common stock or the combined voting power of our voting securities;

•	the merger or consolidation of the Company (unless our Board members constitute at least a majority of the board members of the surviving entity);

•	the liquidation, dissolution or sale of all or substantially all of our assets; or

•

a change in the composition of our Board such that, during any two-year period, the individuals serving at the beginning of the period no longer constitute a majority of our Board at the end of the period.

A potential change in control includes the following events:

•	the Company or an affiliate enters into an agreement the consummation of which would constitute a change in control;

•	the Board adopts resolutions determining that, for purposes of the System Executive Continuity Plan, a potential change in control has occurred;

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•	a System Company or other person or entity publicly announces an intention to take actions that would constitute a change in control; or

•

any person or entity becomes the beneficial owner (directly or indirectly) of outstanding shares of common stock of the Company constituting 20% of the voting power or value of the Company’s outstanding common stock.

We may terminate a Named Executive Officer’s employment for cause under the System Executive Continuity Plan if he:

•	willfully and continuously fails to substantially perform his duties after receiving a 30-day written demand for performance from our Board;

•	engages in conduct that is materially injurious to us or any of our subsidiaries;

•	is convicted or pleads guilty or nolo contendere to a felony or other crime that materially and adversely affects his ability to perform his duties or our reputation;

•	materially violates any agreement with us or any of our subsidiaries; or

•	discloses any of our confidential information without authorization.

A Named Executive Officer may terminate his employment with us for good reason under the System Executive Continuity Plan if, without his consent:

•	the nature or status of his duties and responsibilities is substantially altered or reduced compared to the period prior to the change in control;

•	his salary is reduced by 5% or more;

•	he is required to be based outside of the continental United States at somewhere other than his primary work location prior to the change in control;

•	any of his compensation plans are discontinued without an equitable replacement;

•	his benefits or number of vacation days are substantially reduced; or

•	his employer purports to terminate his employment other than in accordance with the System Executive Continuity Plan.

In addition to participation in the System Executive Continuity Plan, benefits already accrued under our System Executive Retirement Plan, Pension Equalization Plan and Supplemental Retirement Plan, if any, will become fully vested if the executive is involuntarily terminated without cause or the executive terminates his employment for good reason within two years after the occurrence of a change in control. Any awards granted under the equity ownership plans will become fully vested if the executive is involuntarily terminated without cause or terminates employment for good reason within two years after the occurrence of a change in control. In 2010, we eliminated tax gross up payments for any severance benefits paid under the System Executive Continuity Plan.

Under certain circumstances described below, the payments and benefits received by a Named Executive Officer pursuant to the System Executive Continuity Plan may be forfeited and, in certain cases, subject to repayment. Benefits are no longer payable under the System Executive Continuity Plan, and unvested performance units under the Performance Unit Program are subject to forfeiture, if the executive:

•	accepts employment with us or any of our subsidiaries;

•	elects to receive the benefits of another severance or separation program;

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•	removes, copies or fails to return any property belonging to us or any of our subsidiaries;

•	discloses non-public data or information concerning us or any of our subsidiaries; or

•	violates his non-compete provision, which generally runs for two years but extends to three years if permissible under applicable law.

Furthermore, if the executive discloses non-public data or information concerning us or any of our subsidiaries or violates his non-compete provision, he will be required to repay any benefits previously received under the System Executive Continuity Plan.

Termination for Cause

If a Named Executive Officer’s employment is terminated for “cause” (as defined in the System Executive Continuity Plan and described above under “Termination Related to a Change in Control”), he is generally entitled to the same compensation and separation benefits described below under “Voluntary Resignation,” except that all options are no longer exercisable.

Voluntary Resignation

If a Named Executive Officer voluntarily resigns from his Entergy System company employer, he is entitled to all accrued benefits and compensation as of the separation date, including qualified pension benefits (if any) and other post-employment benefits on terms consistent with those generally available to our other salaried employees. In the case of voluntary resignation, the officer would forfeit all unvested stock options, shares of restricted stock and restricted units as well as any perquisites to which he or she is entitled as an officer. In addition, the officer would forfeit, except as described below, his or her right to receive incentive payments under any outstanding performance periods under the Long-Term Performance Unit Program or the Annual Incentive Plan. If the officer resigns after the completion of an Annual Incentive Plan or Long-Term Performance Unit Program performance period, he could receive a payout under the Long-Term Performance Unit Program based on the outcome of the performance cycle and could, at the Company’s discretion, receive an annual incentive payment under the Annual Incentive Plan. Any vested stock options held by the officer as of the separation date will expire the earlier of ten years from date of grant or 90 days from the last day of active employment.

Retirement

Under our retirement plans, a Named Executive Officer’s eligibility for retirement benefits is based on a combination of age and years of service. Normal retirement is defined as age 65. Early retirement is defined under the qualified retirement plan as minimum age 55 with 10 years of service and in the case of the System Executive Retirement Plan and the supplemental credited service under the Pension Equalization Plan, the consent of the Entergy System company employer.

Upon a Named Executive Officer’s retirement, he is generally entitled to all accrued benefits and compensation as of the separation date, including qualified pension benefits and other post-employment benefits consistent with those generally available to salaried employees. The annual incentive payment under the Annual Incentive Plan is pro-rated based on the actual number of days employed during the performance year in which the retirement date occurs. Similarly, payments under the Long-Term Performance Unit Program for those retiring with a minimum 12 months of participation are pro-rated based on the actual full months of participation, in each outstanding performance cycle, in which the retirement date occurs. In each case, payments are delivered at the conclusion of each annual or performance cycle, consistent with the timing of payments to active participants in the Annual Incentive Plan and the Long-Term Performance Unit Program, respectively. Unvested stock options issued under our equity ownership plans vest on the retirement date and expire ten years from the

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grant date of the options. Any restricted stock and restricted stock units (other than those issued under the Long-Term Performance Unit Program) held by the executive upon his or her retirement are forfeited, and perquisites are not available following the separation date.

Disability

If a Named Executive Officer’s employment is terminated due to disability, he generally is entitled to the same compensation and separation benefits described above under “Retirement,” except that restricted stock and restricted stock units may be subject to specific disability benefits (as noted, where applicable, in the tables above).

Death

If a Named Executive Officer dies while actively employed by an Entergy System company employer, he generally is entitled to the same compensation and separation benefits described above under “Retirement.”

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SHAREHOLDER PROPOSAL

Proposal 4 – Shareholder Proposal Regarding Distributed Generation/Greenhouse Gas Emissions Report

As You Sow, 1611 Telegraph Avenue, Oakland, California, 94612 has advised us that it plans to present the following proposal at the Annual Meeting. The Company is not responsible for the accuracy of the proposal or the proponent’s supporting statement. Upon receiving a request, we will promptly provide the number of shares owned by this organization.

Shareholder Proposal

Whereas:

Utilities face unprecedented disruptions to their business model driven by growth in non-carbon- emitting sources of electric power.

In 2014, Barclays downgraded bonds for the entire U.S. electric utility sector due to the rapidly declining costs of solar power and energy storage technologies. UBS projects solar systems and batteries will cause a huge disruption in the energy industry, noting, “Large-scale power stations could be on a path to extinction.” Deutsche Bank predicts total solar photovoltaic power costs will reach parity with average electricity prices (grid parity) in 36 U.S. states as soon as 2017.

Distributed generation of electricity is expanding through residential rooftop solar and corporate installations of renewable power. Forty-three percent of Fortune 500 and 60 percent of Fortune 100 companies have set renewable energy, energy efficiency, and/or greenhouse gas (GHG) reduction targets. The country’s 25 largest corporate solar buyers have now deployed over 445 MW of solar.

The U.S. EPA recently released its final Clean Power Plan that requires states to achieve 32 percent GHG reductions on average nationwide (from 2005 levels), listing renewable energy as a key pillar of the plan.

These developments portend change for the industry, 94 percent of international electric power industry representatives surveyed by PricewaterhouseCoopers predict the power utility business model will be completely or significantly transformed by 2030.

Moody’s reports “a proactive regulatory response to distributed generation is credit positive as it gives utilities improved rate designs and helps in the long-term planning for their infrastructure.” Navigant Research notes, “Utilities that proactively engage with their customers to accommodate distributed generation – and even participate in the market themselves – limit their risk and stand to benefit the most.”

Entergy recognizes the importance of a “diverse, modern and efficient” generation portfolio, acknowledging “factors that could affect market prices for electricity and fuel” include the “availability of competitively priced alternative energy sources and the requirements of a renewable portfolio standard.” However, distributed energy resources and renewables account for only a tiny portion of Entergy’s generation capacity. Further, as Entergy faces challenges relicensing and decommissions more non-emitting nuclear generation plants, the GHG profile of Entergy’s portfolio could increase.

Resolved: With board oversight, shareholders request that Entergy create a report by October 2016 (at reasonable cost and omitting proprietary information) describing how Entergy could adapt its company-wide business model to significantly increase deployment of distributed-scale non-carbon-emitting electricity resources as a means of reducing societal greenhouse gas emissions and protecting shareholder value.

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SHAREHOLDER PROPOSAL

Supporting Statement: Shareholders suggest that the report consider revenue models for significantly increased deployment of distributed non-carbon-emitting electricity resources for commercial, industrial and residential customers (including but not limited to community solar, energy efficiency, demand response, and electric car charging stations).

Board of Directors’ Statement in Opposition

Entergy exists to operate a world-class energy business that creates sustainable value for our owners, customers, employees and communities. Through environmental leadership and performance, we support that mission by operating our business safely and responsibly. Entergy keeps an eye on the future by mapping a responsible, informed, and judicious course to environmental sustainability. Entergy’s commitment to reducing greenhouse gas emissions is evidenced by Environment2020, a 10-year, holistic environmental strategy. It sets forth the broad contours of Entergy’s forward-looking policies and actions to reduce greenhouse gas emissions, among other pollutants, including reducing the Company’s environmental footprint, acting as a thought leader and promoter of proactive climate change adaptation, meeting and exceeding environmental legal requirements, working with state regulators to develop energy efficiency and related programs for consumers, and transforming the Company’s generating fleet to one with higher efficiency and lower emissions.

This commitment is reflected in our generation portfolio transformation strategy, which has been in place since 2002. Through acquisitions, long term power purchases and self-build options, we are developing a more diverse, modern and efficient generation portfolio capable of providing reliable, cost-effective, and attractively-priced power to our customers. Our generation investment decisions are informed by carbon regulation scenarios, available renewable alternatives, and increased spending on energy efficiency and demand-side management (“DSM”) programs. Investing in a diverse generation portfolio enables us to provide power reliably at competitive rates, which is important to customers and helps us manage risk related to environmental regulations.

Each of Entergy’s utility operating companies offers energy efficiency and DSM programs to their customers. Overall spending on these programs has increased significantly in recent years and in 2015 exceeded $100 million. Additionally, in the aggregate, Entergy’s utility operating companies now have more than 14,000 customers with net metered, distributed-scale generators. Entergy’s utility operating companies also participate regularly in comprehensive integrated resource planning (“IRP”) activities and proceedings and other efforts led by their retail regulators to address issues and opportunities related to distributed-scale generation resources. In these activities and proceedings, Entergy does not support forcing the use of specific renewable or clean energy technologies and advocates instead for resource decisions to be based on economics, regional fuel availability, regional renewable energy potential and similar considerations viewed in context with long-term environmental needs.

Entergy’s actions to address climate change and its disclosure practices in this area have been widely recognized. In 2015, for the third consecutive year Entergy was the only U.S. utility included on the Climate “A” List of S&P 500 leaders in climate performance. The Climate “A” List, compiled by CDP (formerly known as the Carbon Disclosure Project), identifies the companies that are leading the way globally in their actions to reduce emissions, mitigate climate change and ensures adaptation and transparency. Entergy also was one of four U.S. utilities named to the CDP U.S. Climate Disclosure Leadership Index, which recognizes companies for providing comprehensive information about the measurement and management of their carbon footprint, their climate change strategy and risk management processes and outcomes.

Entergy publishes comprehensive and detailed information concerning its business strategies and practices oriented toward reducing greenhouse gas emissions, including in our annual Integrated Report and on our website at http://www.entergy.com/environment/. Our utility operating company

80 •	2016 Proxy Statement

SHAREHOLDER PROPOSAL

websites provide further information with respect to strategies and activities in their respective jurisdictions, including extensive information with respect to IRP processes. These disclosures address and place in the appropriate context Entergy’s business strategies and activities with respect to non-carbon-emitting generation resources including distributed-scale resources and their role in reducing societal greenhouse gas emissions. As a result, the Board believes the requested report would be duplicative of existing disclosures and a waste of corporate resources.

The Board of Directors unanimously recommends that the shareholders vote AGAINST this proposal.

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SHARE OWNERSHIP

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership of our common stock and stock-based units as of January 31, 2016 for all directors and Named Executive Officers. Unless otherwise noted, each person had sole voting and investment power over the number of shares of common stock and stock-based units set forth across from his or her name.

Name	Shares(1)(2)	Options Exercisable Within 60 Days	Stock Units(3)
Entergy Corporation
Maureen S. Bateman	19,053	-	-
Theodore H. Bunting, Jr.	20,932	136,833	-
Patrick J. Condon	797	-	-
Leo P. Denault	86,985	409,999	-
Kirkland H. Donald	3,309	-	-
Gary W. Edwards	9,754	-	4,506
Philip L. Frederickson	191	-	-
Alexis M. Herman	10,969	-	-
Donald C. Hintz	12,672	-	3,156
Stuart L. Levenick	14,384	-	-
Blanche L. Lincoln	6,951	-	-
Andrew S. Marsh	46,180	109,433	-
William M. Mohl	19,241	107,133	-
Karen A. Puckett	797	-	-
W. J. Tauzin	14,146	-	-
Roderick K. West	31,927	133,666	-
Steven V. Wilkinson	16,835	-	-
All directors and executive officers as a group (22 persons)	389,062	1,159,028	7,662

(1)

The number of shares of Entergy common stock owned by each individual and by all non-employee directors and executive officers as a group does not exceed one percent of the outstanding shares of Entergy Corporation common stock.

(2)

For the non-employee directors, the balances include phantom units that are issued under the Service Recognition Program. All non-employee directors are credited with phantom units for each year of service on the Board. These phantom units do not have voting rights, accrue dividends and will be settled in shares of Entergy common stock following the non-employee director’s separation from the Board.

(3)

Messrs. Edwards and Hintz have deferred receipt of some of their quarterly stock grants. The deferred shares will be settled in cash in an amount equal to the market value of our common stock at the end of the deferral period.

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PERSONS OWNING MORE THAN FIVE PERCENT OF ENTERGY COMMON STOCK

As of March 23, 2016, our records and other information available from external sources indicated that the following shareholders were the beneficial owners of more than five percent of our common stock. The information below is as reported in their filings with the SEC. We are not aware of any other beneficial owner of more than five percent of our common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Barrow, Hanley, Mewhinney & Strauss, LLC(1) 2200 Ross Avenue 31st Floor Dallas, Texas 75201	10,943,379	6.13%

BlackRock, Inc.(2) 55 East 52nd Street New York, New York 10022	14,164,522	7.9%

State Street Corporation(3) State Street Financial Center One Lincoln Street Boston, Massachusetts 02111	9,204,776	5.2%

T. Rowe Price Associates, Inc.(4) 100 E. Pratt Street Baltimore, Maryland 21202	11,306,056	6.3%

The Vanguard Group(5) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	13,381,687	7.50%

(1)

Based on a Schedule 13G filed with the SEC on February 10, 2016, Barrow, Hanley, Mewhinney & Strauss, LLC has indicated that it has sole voting power over 4,203,709 shares, shared voting power with respect to 6,739,670 shares and sole power to dispose or direct the disposition of 10,943,379 shares.

(2)

Based on a Schedule 13G filed with the SEC on February 10, 2016, BlackRock, Inc. has indicated that it has sole voting power over 12,668,274 shares and sole power to dispose or direct the disposition of 14,165,522 shares.

(3)

Based on a Schedule 13G filed with the SEC on February 12, 2016, State Street Corporation has indicated that it has shared voting power over 9,204,776 shares and shared power to dispose or direct the disposition of 9,204,776 shares.

(4)

Based on a Schedule 13G filed with the SEC on February 10, 2016, T. Rowe Price Associates, Inc. has indicated that it has sole voting power over 3,715,545 shares and sole power to dispose or to direct the disposition of 11,285,006 shares.

(5)

Based on a Schedule 13G filed with the SEC on February 10, 2016, The Vanguard Group has indicated that it has sole voting power over 344,050 shares, shared voting power over 17,500, sole power to dispose or to direct the disposition of 13,031,805 shares and shared power to dispose or to direct the disposition of 349,882 shares.

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SHARE OWNERSHIP

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and any persons owning more than 10% of Entergy’s common stock, to file with the SEC and NYSE initial reports of beneficial ownership and certain changes in that beneficial ownership, with respect to the equity securities of Entergy. We prepare and file these reports on behalf of our directors and executive officers. Based solely on a review of these forms filed with the SEC and written representations from the reporting persons that no Form 5 was required, the Company believes all reports were timely filed in 2015.

OTHER IMPORTANT INFORMATION

SHAREHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

For a shareholder proposal to be considered for inclusion in the Proxy Statement for our 2017 annual meeting, the proposal must be received by the Company at its principal executive offices no later than November 22, 2016. Also, under our Bylaws, shareholders must give advance notice of nominations for director or other business to be addressed at the meeting not later than the close of business on March 7, 2017 and not earlier than February 10, 2017.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC, will be sent to any shareholder without charge upon written request addressed to:

Entergy Corporation

Investor Relations

P. O. Box 61000

New Orleans, Louisiana 70161

You may also obtain our Annual Report on Form 10-K over the Internet at the SEC’s web site, www.sec.gov.

By order of the Board of Directors,

Leo P. Denault

Chairman of the Board and Chief Executive Officer

Dated: March 23, 2016

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FREQUENTLY ASKED QUESTIONS REGARDING MEETING ATTENDANCE AND VOTING

Why did I receive these proxy materials?

We are providing these proxy materials to you in connection with the solicitation of proxies by Entergy’s Board of Directors for our 2016 Annual Meeting and for any adjournment or postponement of the meeting. This Notice of Annual Meeting and Proxy Statement and a proxy or voting instruction card are being mailed or made available to shareholders starting on or about March 23, 2016. The Annual Meeting will take place on May 6, 2016, beginning at 10:00 a.m., Central Time, at The Hyatt Regency Hotel in New Orleans, Louisiana.

Who can vote at the Annual Meeting?

Holders of our common stock at the close of business on March 8, 2016, the record date for the meeting, can vote their shares at the Annual Meeting. On that date, we had 179,347,680 common shares outstanding and entitled to vote. Each common share is entitled to one vote on each matter properly brought before the meeting.

Do I need a ticket to attend the Annual Meeting?

No. If you are a shareholder of record, you need only present a form of personal identification to be admitted to the meeting. If your shares are held beneficially in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record about how to vote your shares. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to shareholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote. If your shares are held in an employee Savings Plans, you must present your employee identification badge.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Why did the Company mail a Notice of Internet Availability of Proxy Materials instead of printed copies of the materials?

Making the proxy materials available to shareholders via the Internet saves us the cost of printing and mailing documents and will reduce the impact of the Annual Meeting on the environment. If you received only a Notice of Internet Availability, you will not receive a printed copy of the proxy materials unless you request it. The Notice includes instructions on how to:

•	access and review the proxy materials;
•	submit your proxy via the Internet or by telephone; and
•	request a printed copy of proxy materials by mail.

Why did some shareholders receive printed or email copies of the proxy materials?

We are distributing printed copies of the proxy materials to shareholders who have previously requested printed copies and participants in Entergy’s Savings Plans. We are providing shareholders who have previously requested electronic delivery of proxy materials with an email containing a link to the website where the materials are available via the Internet.

How can I vote?

Your vote is important. We encourage you to vote promptly. Internet and telephone voting is available through 11:59 p.m. Eastern Time on Wednesday, May 4, 2016 for shares held in the Savings Plans and through 11:59 p.m. Eastern Time on Thursday, May 5, 2016 for all other shares. You may vote in one of the following ways:

By Telephone. If you are located in the United States or Canada, you can vote your shares by calling 1-800-690-6903 and following the instructions on the proxy card. You may vote by telephone 24 hours a day. You will be able to confirm that the system has properly recorded your votes. If you vote by telephone, you do not need to return your proxy card.

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FREQUENTLY ASKED QUESTIONS

By Internet. You can also vote your shares over the Internet at www.proxyvote.com. If you hold your shares in street name, please follow the Internet voting instructions that accompany your proxy materials. You may vote on the Internet 24 hours a day. As with telephone voting, you will be able to confirm that the system has properly recorded your votes. If you vote on the Internet, you do not need to return your proxy card or your voting instruction form.

For telephone and Internet voting, you will need the 16-digit control number included on your notice or proxy card or in the voting instruction form that accompanied your proxy materials.

By Mail. If you received your proxy materials by mail, you can vote by marking, dating, and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you hold your shares in street name, please complete and mail the voting instruction form as indicated on such form.

At the Annual Meeting. If you are a shareholder of record and attend the Annual Meeting in person, you may use a ballot provided at the meeting to vote. If you hold your shares in street name, you must obtain a proxy, executed in your favor, from the holder of record if you wish to vote these shares at the Annual Meeting.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting. If you sign and return your proxy card without any voting instructions, your shares will be voted as the Board of Directors recommends.

What if I change my mind after I vote my shares?

If you are a shareholder of record, you can revoke your proxy before it is exercised by:

•	written notice to the Secretary of the Company;
•	timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or
•	voting by ballot at the Annual Meeting.

If you hold your shares in street name, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

How do I vote shares held under Entergy’s Savings Plans?

If you participate in one of the Company’s Savings Plans, your proxy card includes the number of shares credited to your account under that plan as of the record date. To allow sufficient time for the trustee to vote, the trustee must receive your voting instructions by 11:59 p.m. Eastern Time, on Wednesday, May 4, 2016. If the trustee does not receive your instructions by that date, the trustee will vote your shares in the same proportion of votes that the trustee receives from the other participants who did vote, except as may be otherwise required by law.

What is a quorum for the Annual Meeting?

We will have a quorum and will be able to conduct the business of the Annual Meeting if the holders of a majority of the votes that shareholders are entitled to cast are present at the meeting, either in person or by proxy. Abstentions and “broker non-votes” are counted as present for purposes of determining a quorum.

What are the voting requirements to elect directors and to approve each of the proposals discussed in this Proxy Statement?

•

Election of Directors.    In the election of directors, each director will be elected by the vote of the majority of votes cast with respect to that director nominee. A majority of votes cast means that the number of votes cast “For” a nominee’s election must exceed the number of votes cast “Against” such nominee’s

86 •	2016 Proxy Statement

FREQUENTLY ASKED QUESTIONS

election. A director who fails to receive a majority “For” vote will be required to tender his or her resignation to the Board of Directors for consideration. For additional information, see “Corporate Governance at Entergy-Corporate Governance Principals and Practices-Majority Voting in Director Elections.”

•

All other proposals.    To approve each of the other proposals, we must receive the affirmative vote of a majority of the shares entitled to vote on the matter and present in person at the Annual Meeting or represented by proxy.

A vote to “Abstain” will, pursuant to the Company’s Bylaws, not have any effect with respect to the election of directors. It will, however, have the effect of a vote “Against” the other proposals.

Can I access the proxy materials and the 2015 Annual Report on the Internet?

This Notice of Annual Meeting and Proxy Statement and the 2015 Annual Report are available on our website at http://www.entergy.com/investor_relations/2015publications.aspx. Instead of receiving future proxy statements and accompanying materials by mail, most shareholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will conserve natural resources and will save us the cost of producing documents and mailing them to you, and will also give you an electronic link to the proxy voting site.

Shareholders of Record: If you vote on the Internet at www.proxyvote.com, simply follow the prompts to enroll in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time in the future by going directly to www.investordelivery.com and following the enrollment instructions.

Beneficial Owners: You also may be able to receive copies of these documents electronically. Please check the information provided in the proxy materials sent to you by your broker, bank or other holder of record regarding the availability of this service.

What is the difference between owning shares as a shareholder of record and as a beneficial owner?

You may own common shares in one or more of the following ways:

•	directly in your name as the shareholder of record;
•	indirectly through a broker, bank or other holder of record in “street name;” or
•	indirectly in one of the Company’s Savings Plans.

If your shares are registered directly in your name, you are the holder of record of these shares and you have the right to give your proxy directly to us, to give your voting instructions by telephone or by the Internet, or to vote in person at the Annual Meeting. If you hold your shares in street name, your broker, bank or other holder of record is sending these proxy materials to you and will also provide instructions on how to vote. As a holder in street name, you have the right to direct your broker, bank or other holder of record how to vote by filling out a voting instruction form that accompanies your proxy materials. If your shares are held in one of the Savings Plans, see “How do I vote shares held under the Entergy’s Savings Plans?”

Is my vote confidential?

We maintain the confidentiality of the votes of individual shareholders. We do not disclose these votes to any member of management, unless we must disclose them for legal reasons. However, if a shareholder writes a comment on the proxy card, we will forward the comment to management. In reviewing the comment, management may learn how the shareholder voted. In addition, the Inspectors of Election and selected employees of our independent tabulating agent may have access to individual votes in the normal course of counting and verifying the vote.

2016 Proxy Statement	• 87

FREQUENTLY ASKED QUESTIONS

Is there a list of shareholders entitled to vote at the Annual Meeting?

The names of shareholders of record entitled to vote at the Annual Meeting will be available at the meeting and for ten days prior to the meeting for any purpose germane to the meeting, between the hours of 8:45 a.m. and 4:30 p.m., at our principal executive offices at 639 Loyola Avenue, New Orleans, Louisiana, by contacting the Corporate Secretary of the Company.

What is a broker non-vote?

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the NYSE.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares on the ratification of the appointment of Deloitte & Touche as our independent registered public accountants, even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of directors, the advisory approval of executive compensation or on the shareholder proposal without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters.

Who counts the votes?

We have engaged Broadridge Financial Solutions, Inc., as our independent agent, to receive and tabulate votes at the Annual Meeting. Broadridge will separately tabulate “For” and “Against” votes, abstentions and broker non-votes. Broadridge has also been retained to be our election inspector to certify the results, determine the existence of a quorum and the validity of proxies and ballots, and perform any other acts required under the Delaware General Corporation Law.

Could other matters be decided at the Annual Meeting?

As of the date of this Proxy Statement, we do not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration, the Proxy Committee appointed by the Board of Directors (the persons named in your proxy card) will have the discretion to vote on those matters for you.

Who will pay for the cost of the proxy solicitation?

We will pay the expenses of soliciting proxies. We have hired Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902 to help us distribute and solicit proxies. We will pay Morrow $16,000, plus expenses, for these services. Our directors, officers or employees may solicit proxies for us in person, or by telephone, facsimile or electronic transmission, but will not receive any additional compensation in connection with any such solicitation.

88 •	2016 Proxy Statement

Appendix A

Reconciliation of GAAP and Non-GAAP Financial Measures

Entergy Consolidated Earnings Per Share and Operating Cash Flow

Reconciliation of GAAP to Non-GAAP Measures

For the year ended Dec. 31, 2015

		Earnings Per Share	Operating Cash Flow
		(Per share in U.S. $)	(U.S. $ in millions)
As-reported	(a)	(0.99)	3,291
Less Exclusions
Decisions to close Vermont Yankee, FitzPatrick, and Pilgrim		(5.99)	(55)
Palisades asset impairment and related write-offs		(1.43)	—
Top Deer wind investment impairment		(0.13)	—
Gain on the sale of Rhode Island State Energy Center		0.56	—

Total Exclusions	(b)	(6.99)	(55)

Adjusted	(a) – (b)	6.00	3,347 [1]

1	Total may not foot due to rounding

2016 Proxy Statement	• A-1

ENTERGY CORPORATION 639 LOYOLA AVENUE NEW ORLEANS, LA 70113
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
ENTERGY CORPORATION
The Board of Directors recommends that you
vote FOR all of the nominees:

		For	Against	Abstain
1a.	M. S. Bateman	☐	☐	☐	The Board recommends that you vote FOR the following	For	Against	Abstain
1b.	P. J. Condon	☐	☐	☐	proposals:
1c.	L. P. Denault	☐	☐	☐	2. Ratification of Appointment of Deloitte & Touche LLP as
1d.	K. H. Donald	☐	☐	☐	Independent Registered Public Accountants for 2016.	☐	☐	☐
1e.	P. L. Frederickson	☐	☐	☐	3. Advisory Vote to Approve Named Executive Officer
1f.	A. M. Herman	☐	☐	☐	Compensation.	☐	☐	☐
1g.	D. C. Hintz	☐	☐	☐	The Board recommends that you vote AGAINST the following
1h.	S. L. Levenick	☐	☐	☐	proposal:
1i.	B. L. Lincoln	☐	☐	☐	4. Shareholder Proposal Regarding Distributed Generation/
1j.	K. A. Puckett	☐	☐	☐	Greenhouse Gas Emissions Report.	☐	☐	☐
1k.	W. J. Tauzin	☐	☐	☐	NOTE: Such other business as may properly come before the
meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting To Be Held on May 6, 2016:
Our 2015 Annual Report to Shareholders and Notice and Proxy Statement are available at www.proxyvote.com.

ENTERGY CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS FOR THE 2016 ANNUAL MEETING OF
SHAREHOLDERS, MAY 6, 2016

The undersigned hereby appoints Leo P. Denault, Gary W. Edwards and Alexis M. Herman, jointly and severally, as attorneys and proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote on behalf of the undersigned all of the shares of Common Stock of Entergy Corporation that the undersigned is entitled in any capacity to vote if personally present at the 2016 Annual Meeting of Shareholders to be held on May 6, 2016, and at any adjournments or postponements thereof, in accordance with the instructions set forth on the reverse and with the same effect as though the undersigned were present in person and voting their shares. The proxies are authorized in their discretion to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, upon all matters incident to the conduct of the meeting, and upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

continued and to be signed on reverse side